UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Keurig Dr Pepper Inc.

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KEURIG
Dr Pepper
Est. 1885
23
AUTHENTIC BLEND OF 23 FLAVORS
12 FL OZ (355 mL)

DELIVERING...

Keurig Dr Pepper

2022 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

April 29, 2022

DEAR FELLOW STOCKHOLDER,

This past year was a pivotal one for Keurig Dr Pepper (KDP), as we completed our three-year merger integration period and introduced our new strategic plan designed to deliver strong value creation through both organic and inorganic growth strategies.

Looking back over the past three years, KDP met or exceeded all commitments made at the time of the merger in 2018. And our strength since merger extends well beyond our financial commitments. We delivered high-quality in-market performance—including broad-based market share growth across our portfolio and meaningful expansion of new households using the Keurig® system.

We also continued to make progress on our Corporate Responsibility agenda and are increasingly recognized as a leader in Environmental, Social and Governance initiatives. We remain on track to achieve our goals and have further strengthened our focus in both existing and new areas, which will be detailed in our annual Corporate Responsibility Report available this summer.

Our progress is notable in a stable macro environment, but it is even more noteworthy in the context of the volatility experienced since merger—a period marked by pandemic, inflation, supply chain disruption, labor challenges and social unrest. I offer my deep appreciation to all 27,000 KDP team members for their commitment, resilience and focus in delivering our goals, despite the challenges.

Shifting our perspective to the future, KDP’s long-term outlook targets attractive organic growth, plus the opportunity for meaningful inorganic value creation. As we embark on this journey, maintaining consistency of KDP leadership and strategic direction is paramount. To that end, we recently announced a thoughtful leadership succession plan in which KDP Chief Financial Officer & President of International Ozan Dokmecioglu, with whom I have partnered for the past six years, will become our new CEO, while I will remain Executive Chairman for the next two years. I would like to thank our Board of Directors for their continued commitment to good governance practices, as demonstrated by the robust CEO succession process that will enable a seamless leadership transition.

I strongly believe that the best days for KDP still lie ahead. We recognize that the macro environment will continue to be challenging for some time yet remain confident that our team will continue to successfully manage the business through whatever the future may bring.

We are pleased to invite you to attend our annual meeting of stockholders, which will take place online on June 9, 2022, at 10:00 a.m., Eastern Time. You may attend, vote, and submit questions during the meeting via the Internet at www.virtualshareholdermeeting.com/KDP2022. Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the virtual annual meeting, we hope you will vote as soon as possible.

Sincerely,

Robert J. Gamgort

Chairman and Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Date and Time Thursday, June 9, 2022 10:00 a.m. ET	Location Virtual Annual Meeting www.virtualshareholdermeeting.com/KDP2022	Record Date April 14, 2022

Notice is hereby given that the virtual annual meeting of stockholders (the “Annual Meeting”) of Keurig Dr Pepper Inc., a Delaware corporation (“KDP”), will be held on June 9, 2022, at 10:00 a.m. ET. You can attend the Annual Meeting online, vote your shares electronically and submit questions online during the meeting by visiting www.virtualshareholdermeeting.com/KDP2022 and entering the control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

Items Of Business:

1.	To elect 11 directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified;

2.	To approve an advisory resolution regarding KDP’s executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as KDP’s independent registered public accounting firm for fiscal year 2022; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Who May Vote: Stockholders of KDP common stock at the close of business on April 14, 2022. A list of stockholders will be accessible prior to the Annual Meeting upon request from the Corporate Secretary and during the Annual Meeting by visiting the meeting website referenced above.

Distribution Date: A Notice of Internet Availability of Proxy Materials or the Proxy Statement is first being sent to stockholders on or about April 29, 2022.

How You May Vote: (i) VIA THE INTERNET, (ii) BY TELEPHONE, or (iii) BY MAIL

If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your bank, broker or other nominee on how to vote your shares.

Your vote is very important. To ensure your representation at the Annual Meeting, please complete and return the enclosed proxy card or submit your vote through the Internet or by telephone. Whether or not you plan to attend the meeting, we urge you to vote.

Anthony Shoemaker

Chief Legal Officer & Secretary

WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY VOTE AND SUBMIT YOUR PROXY ELECTRONICALLY, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 9, 2022:

The Company’s Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the year ended December 31, 2021 are available at www.proxyvote.com by entering the control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	i

  Proxy Summary

PROXY SUMMARY

This summary highlights certain information in this Proxy Statement. Stockholders are encouraged to read the entire Proxy Statement and 2021 Annual Report carefully before voting.

2022 Annual Meeting Information

Date and Time Thursday, June 9, 2022 10:00 a.m. ET	Location Virtual Annual Meeting www.virtualshareholdermeeting.com/KDP2022	Record Date April 14, 2022

Meeting Agenda and Voting Recommendations

Proposal	Board’s Voting Recommendation	Page Reference

1. Election of Directors	FOR (each nominee)	5

2. Advisory Resolution to Approve KDP’s Executive Compensation	FOR	20

3. Ratification of Deloitte & Touche LLP’s Appointment as the Company’s Independent Auditor for 2022	FOR	41

Keurig Dr Pepper – A Modern Beverage Company

Keurig Dr Pepper Inc. (“KDP,” “we,” “us,” “our” or the “Company”) is a leading beverage company in North America, with annual revenue approaching $13 billion and approximately 27,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott’s®, CORE® and The Original Donut Shop®. Through our powerful sales and distribution network, KDP can deliver our portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing our beverages responsibly through our Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability.

*	Source: Information Resources, Inc. Multi-Outlet + Convenience Retail Dollar Sales Scanner Data, 52 Weeks Ending 12-26-2021.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	1

  Proxy Summary

KDP is a Modern Beverage Company with a portfolio of iconic and new brands, distributed through a flexible and scalable route-to-market network and advanced by a leading approach to data and technology.

Company Highlights

Milestone Achievements in 2021

In 2021, KDP completed milestone achievements on its three-year journey to becoming a Modern Beverage Company. When Keurig Green Mountain, Inc. (“KGM”) and Dr Pepper Snapple Group, Inc. (“DPS”) merged in 2018 (the “Merger”), they formed a new challenger in the beverage industry. Under the guidance of the Board of Directors (the “Board”), KDP set ambitious three-year financial and operational targets to cement the Company’s position as a leader in the marketplace.

By the end of last year, the Company had proven its merger thesis and met or exceeded all of its key commitments. In particular, the Company delivered net sales growth of nearly 5% and Adjusted EPS growth of over 15% on a compound annual basis since the merger while significantly delevering. At the same time, the Company advanced a corporate responsibility agenda that included diversity and inclusion, positive hydration, and regenerative agriculture. These achievements were made in the face of unprecedented obstacles beginning in 2020 in the form of a global pandemic and supply chain challenges.

Succession Plan for 2022 and Beyond

In 2022, KDP’s Board is looking ahead to the next phase of the Company’s development. In April, the Company announced a CEO transition plan that leverages the successful partnership between Robert Gamgort, Executive Chairman and CEO, and Ozan Dokmecioglu, CFO and President of International, to ensure continuity of the Company’s leadership and strategic direction.

Effective July 29, 2022, Mr. Dokmecioglu will become KDP’s next CEO and Mr. Gamgort will begin his two-year commitment to serve as Executive Chairman. Mr. Gamgort and Mr. Dokmecioglu have worked closely together since they both joined KGM in 2016, and their continued collaboration will help drive KDP’s growth as the Company focuses on deploying its exceptional discretionary cash flow to create stockholder value. Mr. Dokmecioglu will join KDP’s Board at the same time he becomes CEO. For more information on Mr. Gamgort’s role as Executive Chairman, see the section entitled “Executive Chairman” on page 11.

As part of the transition, Mr. Gamgort and KDP have entered into an agreement for his role as Executive Chairman, in which Mr. Gamgort has committed to remaining a significant investor in KDP, maintaining at least half of his KDP shareholdings during his tenure as Executive Chairman. In addition, the agreement provides that Mr. Gamgort will serve on no more than one other public company board of directors in addition to KDP. For more information on the new compensation arrangements with Mr. Gamgort and Mr. Dokmecioglu, see the section entitled “2022 Succession Plan” on page 29.

2	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proxy Summary

2022 Director Nominees

7 of 11 nominees are independent	4 of 11 nominees are women	5 different nationalities	4.6 years average tenure

Name	Principal Occupation	Years of Service	Independent	No. of Current Public Company Boards (including KDP)	Committees & Roles

Robert Gamgort	Chairman and Chief Executive Officer of KDP	4		1

Michael Call	Senior Vice President, Corporate Controller and Chief Accounting Officer of Mondelēz	<1	✓	1	Audit RemCo

Olivier Goudet	Managing Partner and Chief Executive Officer of JAB	4		4

Peter Harf	Managing Partner and Chairman of JAB	4		3

Juliette Hickman	Former Investment Analyst of Capital World Investors	1	✓	2	Audit

Paul S. Michaels	Former Global President of Mars, Inc.	4	✓	2	Lead Director RemCo (Chair)

Pamela Patsley	Former Executive Chairman and Chief Executive Officer of MoneyGram International, Inc.	14	✓	4	Audit

Lubomira Rochet	Partner of JAB	1		3

Debra Sandler	Founder & CEO of Mavis Foods, LLC	1	✓	4	RemCo

Robert Singer	Former Chief Executive Officer of Barilla Holding S.p.A.	4	✓	2	Audit (Chair)

Larry D. Young	Former President and Chief Executive Officer of Dr Pepper Snapple Group	15	✓	1

Corporate Governance Highlights

Board Diversity and Independence	Board Practices	Oversight of Risk, Ethics and Corporate Responsibility

◾  Seven of our 11 director nominees are independent, with an additional three nominees affiliated with our largest stockholder, JAB, which owns approximately 33% of our common stock

◾  All Board committees comprised solely of independent directors

◾  Strong Lead Independent Director with clearly defined and robust responsibilities

◾  Commitment to Board diversity, including characteristics such as age, gender, race and national origin

◾  Annual election of all directors

◾  Demonstrated and ongoing Board and committee refreshment and succession planning

◾  Annual Board and committee evaluations

◾  Regular executive sessions of independent directors

◾  Director stock ownership guidelines require equity holdings of at least 5x annual cash retainer

◾  Directors limited to no more than four public company boards (including KDP)

◾  Full Board responsible for risk oversight, with specific areas delegated to relevant Board committees

◾  Code of Conduct applicable to all directors, officers and employees, with annual compliance training and certification

◾  Robust political activities disclosures on our website

◾  Full Board oversight of corporate responsibility strategy and approval of Company’s long-term goals and commitments

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	3

  Proxy Summary

Key Executive Compensation Practices

◾	Strong pay for performance philosophy designed to link pay delivery to Company’s financial and market performance

◾	Significant levels of direct investment and long-term stock ownership required for all executives to closely align the interests of executives with those of our stockholders

◾	Lengthy vesting periods for all equity awards

◾	Independent compensation consultant reporting to the Remuneration and Nominating Committee (the “RemCo”)

◾	No tax gross-ups

◾	Incentives do not encourage excessive risk taking

◾	Clawback policy applicable to all incentive compensation programs

◾	Double-trigger vesting upon a change of control

◾	Hedging is prohibited

◾	Minimal perquisites

KDP’s Corporate Responsibility Commitments

Our corporate responsibility commitments aim to ensure our beverages make a positive impact with every drink. Our broad portfolio of products and 27,000 employees give us many opportunities to drive change and be a catalyst for good. Our Drink Well. Do Good. corporate responsibility platform focuses our energy and resources into those areas where we can have the greatest impact. Our Board oversees our corporate responsibility strategy and sets the tone for the Company’s commitment to act responsibly and be a force for positive impact.

This summer, we will release our fourth annual Corporate Responsibility Report, continuing our commitment to transparency and information sharing. Our Corporate Responsibility Reports and ethics and compliance policies can be found at keurigdrpepper.com/en/our-company/corporate-responsibility.

4	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proposal 1 — Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board recommends that you vote “FOR” the election of all director nominees

The Board has nominated the 11 candidates named in this proposal for election as directors at the Annual Meeting. All nominees are currently serving as KDP directors. Directors are elected annually and serve until their term expires at the 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. For each director nominee to be approved, votes cast “FOR” each nominee must exceed votes cast “AGAINST” such nominee. A failure to vote, a broker non-vote or an abstention will not be counted as having been voted on the applicable nominee, and therefore will have no effect on the vote, assuming a quorum is present.

Our Board currently consists of 12 directors, including one director who is designated by Mondelēz, which owns approximately 5% of our common stock, pursuant to the terms of the Investor Rights Agreement (the “IRA”), dated as of July 9, 2018, by and among KDP, Maple Holdings B.V. and Mondelēz. Michael Call has been nominated as the designated nominee of Mondelēz under the IRA. Justine Tan has not been renominated and will no longer serve on the Board following the Annual Meeting.

Director Nomination Process

The Board is responsible for nominating the Company’s director candidates, with assistance in identifying and recommending nominees from the RemCo. The RemCo uses a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the RemCo through management, current Board members, stockholders or other sources. Mr. Call was recommended by Mondelēz in accordance with the IRA, as described above.

Members of the RemCo, the Lead Independent Director of the Board (the “Lead Director”) and other members of the Board interview potential director candidates as part of the selection process when evaluating new director candidates. The RemCo reviews the background of all potential nominees and determines whether they individually possess the personal and professional attributes necessary to be a director. Any feedback obtained through the Board’s annual self-evaluation process with respect to the ability of individual directors to contribute to the Board is also considered in connection with the nomination process. The RemCo will also consider director nominations by a stockholder made pursuant to the procedures set forth in our Amended and Restated By-Laws (the “By-Laws”) relating to stockholder nominations.

In addition, the Company’s Corporate Governance Principles provide that directors are expected to limit the number of other boards on which they serve so as not to interfere with their service as a director of the Company and ordinarily may not serve on the board of more than three other public companies (or one other public company in the case of a director currently serving as chief executive of a public company). Directors are required to advise the chair of the RemCo in advance of accepting an invitation to serve on another corporate board of directors. Directors also must inform the RemCo and offer to resign from the Board if his or her principal occupation or business association changes substantially.

Board Composition, Qualifications and Diversity

The Board is committed to the ongoing review of Board composition and regularly discusses the skills and characteristics required of KDP directors in the context of the current makeup of the Board, the operating requirements of the Company and the long-term interests of stockholders. The RemCo also reviews the collective experience of the Board and makes recommendations to the Board regarding the appropriate mix of skillsets, qualifications and attributes of the Board as a whole.

The Board seeks candidates with diverse personal backgrounds and experiences and who are committed to active participation, sharing fresh perspectives and providing constructive feedback to management. Our Board prioritizes candidates with proven executive leadership capabilities; consumer product industry expertise; strategic planning experience; financial and accounting skills; and corporate governance, regulatory and risk management experience. With respect to diversity, the Board may consider such factors as diversity in viewpoint, professional experience, education, international experience, skills and other individual

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	5

  Proposal 1 — Election of Directors

qualifications and attributes that contribute to board diversity, including characteristics such as age, gender, race and national origin. Specific attributes of our 2022 director nominees are summarized below:

Age	Tenure

The below Board Diversity Matrix provides additional information regarding certain attributes of the current KDP directors. Following the 2022 Annual Meeting, the below responses will change when Justine Tan no longer serves as a KDP director.

Board Diversity Matrix (as of April 29, 2022)

Total Number of Directors	12
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender

Directors	5	7	0	0

Part II: Demographic Background

African American or Black	0	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	1	0	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	3	7	0	0

Two or More Races or Ethnicities	1	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	0

Director Independence

In order to determine that a director is independent under Nasdaq’s listing rules, the Board must affirmatively determine, after reviewing all relevant information, that a director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on these standards, the Board has determined that the following directors are independent: Michael Call, Juliette Hickman, Paul S. Michaels, Pamela Patsley, Debra Sandler, Robert Singer and Larry Young. The Board also previously determined that former directors Genevieve Hovde and Nelson Urdaneta were independent.

Robert Gamgort does not qualify as independent due to his position as our CEO. Due to their roles with JAB, our largest stockholder, Olivier Goudet, Peter Harf and Lubomira Rochet are not currently determined to be independent, nor is Justine Tan, who is serving as a director until the 2022 Annual Meeting. In determining that Larry Young qualifies as independent, the Board considered that Mr. Young has not been employed by the Company in any capacity since his service as DPS CEO ended over three years ago at the time of the Merger and that Mr. Young does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board also considered Mr. Call’s affiliation with Mondelēz but determined that this relationship did not preclude a finding of independence. Therefore, the majority of the members of the Board are independent under Nasdaq’s listing standards.

6	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proposal 1 — Election of Directors

Director Nominees

Robert Gamgort	Other Current Public Company Directorships:

Age: 59	None

Mr. Gamgort has served as one of our directors since July 2018 and as our Executive Chairman of the Board since January 2019. Mr. Gamgort has served as our President and Chief Executive Officer since July 2018, and prior to the closing of the Merger, served as the President and Chief Executive Officer of KGM beginning in May 2016. He also joined the board of directors of National Veterinary Associates, Inc. in February 2020. Mr. Gamgort has enjoyed a 35+ year career in consumer products, progressing through marketing, sales, strategy and general management roles at Kraft Foods, Inc., as President of Major League Baseball Proprieties, North American President of Mars, Inc. and CEO of Pinnacle Foods Inc., prior to joining KGM. Mr. Gamgort received a BA from Bucknell University and an MBA from the Kellogg Graduate School of Management at Northwestern University.

Qualifications: Mr. Gamgort has extensive senior-level executive experience in the consumer products industry and substantial marketing and general management experience. Mr. Gamgort has significant experience overseeing transformational mergers and integrations.

Michael Call	Other Current Public Company Directorships:

Age: 50	None

Mr. Call has served as one of our directors since April 2022. He has been the Senior Vice President, Corporate Controller and Chief Accounting Officer at Mondelēz International, Inc. since September 2021. He joined Mondelēz in 2006 and has held various leadership positions within finance and mergers and acquisitions, including most recently as Vice President and Global Treasurer. Previously, he served as Vice President and head of Mergers and Acquisitions for Kraft Foods Group, Inc., following its spin-off from Mondelēz. Mr. Call holds an MBA from the University of Chicago, a JD from the University of Chicago Law School and a BBA/BS in Accounting & Mathematics from the University of Wisconsin.

Qualifications: Mr. Call has financial expertise, including in tax, financial reporting, accounting and controls, corporate finance, mergers and acquisitions, and capital markets. Mr. Call has significant financial experience gained through various leadership positions within finance and mergers and acquisitions.

Olivier Goudet	Other Current Public Company Directorships:

Age: 57	Coty Inc., JDE Peet’s N.V., Krispy Kreme, Inc.

Mr. Goudet has served as one of our directors since July 2018. From March 2016 until the closing of the Merger in July 2018, Mr. Goudet served as a director of Maple Parent Holdings Corp., KGM’s parent company. Mr. Goudet is currently Managing Partner and Chief Executive Officer of JAB Holding Company, a position he has held since 2012. He serves as Chairman of the Board of JDE Peet’s N.V., Panera Bread Company, Pret A Manger and Krispy Kreme Doughnuts, Inc. He is also a Director of Caribou Coffee Company, Einstein Noah Restaurant Group, Espresso House, Compassion First and Coty Inc. He previously served as Chairman of the Board of Anheuser-Busch InBev SA/NV. He is the former Executive Vice President and Chief Financial Officer of Mars, Inc. and has served as an independent advisor to the Mars Board of Directors. Mr. Goudet began his career at Mars, serving on the finance team of its French business and held several senior executive positions at the VALEO Group. Mr. Goudet holds a degree in Engineering from l’Ecole Centrale de Paris and graduated from the ESSEC Business School in Paris with a major in Finance.

Qualifications: Mr. Goudet has extensive financial expertise and senior executive experience, as well as significant governance and oversight experience attained through his tenure as a director of several public companies. Mr. Goudet has a strong track record leading strategic acquisitions and integrations and driving revenue growth, along with significant global experience in the consumer-packaged goods and coffee industries.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	7

  Proposal 1 — Election of Directors

Peter Harf	Other Current Public Company Directorships:

Age: 75	Coty Inc., JDE Peet’s N.V.

Mr. Harf has served as one of our directors since July 2018. From March 2016 until the closing of the Merger in July 2018, Mr. Harf served as a director of Maple Parent Holdings Corp., KGM’s parent company. Mr. Harf is Managing Partner and Chairman of JAB Holding Company, having joined JAB in 1981. He serves as Chairman of the Board of Coty Inc. and is also a Director of JDE Peet’s N.V. and Compassion First. Mr. Harf is co-founder and Executive Chairman of Delete Blood Cancer DKMS. Previously, he served as Chief Executive Officer of Coty, Deputy Chairman of Reckitt Benckiser, Chairman of Anheuser-Busch InBev SA/NV, Chairman of Espresso House and Director of Panera Bread Company, Pret A Manger, Caribou Coffee Company, Einstein Noah Restaurant Group and Krispy Kreme. Mr. Harf holds an MBA degree from Harvard Business School and a Diploma and a Doctorate in Economics from the University of Cologne in Germany.

Qualifications: Mr. Harf brings extensive experience leading major global company business units. In these roles, he has a strong track record of building and marketing global brands, including the reinvention of key brands, leading strategic business transformations and driving strong, profitable growth. Mr. Harf has public company board and corporate governance experience, and significant global experience in the food and beverage industry.

Juliette Hickman	Other Current Public Company Directorships:

Age: 48	Waldencast Acquisition Corp.

Ms. Hickman has served as one of our directors since January 2021. She is a former investment analyst and investor at Capital World Investors, part of The Capital Group Companies. Ms. Hickman joined The Capital Group in 1998 and held the role of investment analyst and investor, focused on the Global Beverage industry, until 2020. Additional areas of expertise include European Testing and UK public companies. Ms. Hickman has served as an independent director for Montanya Distillers since 2019 and for Waldencast Acquisition Corp. since 2021. Ms. Hickman holds a BA in Politics and Public Administration from the Nottingham Trent University.

Qualifications: Ms. Hickman has extensive experience in the beverage industry and her exposure to a broad range of industries on a global basis from the perspective of an analyst allows her to provide unique shareholder insights. Ms. Hickman has more than 20 years of investing experience and expertise in corporate strategy, valuation, mergers and acquisitions, financial analysis and risk assessment.

Paul S. Michaels	Other Current Public Company Directorships:

Age: 70	Krispy Kreme, Inc.

Mr. Michaels has served as one of our directors since July 2018 and currently serves as Lead Director and Chair of the RemCo. Mr. Michaels was Global President of Mars, Inc. from 2004 to 2015 and currently serves as a director of Krispy Kreme. He is also a former director of Coty Inc. Before joining Mars, Mr. Michaels spent 15 years at Johnson & Johnson, building many of the company’s flagship brands. He began his career at The Procter & Gamble Company. Mr. Michaels holds a BA from the University of Notre Dame.

Qualifications: Mr. Michaels has expertise and creativity in launching, building and supporting global brands in the consumer products industry. Mr. Michaels has a focus on operational efficiency and effectiveness developed through his extensive executive experience with complex multinational consumer product organizations such as Mars and Johnson & Johnson.

8	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proposal 1 — Election of Directors

Pamela Patsley	Other Current Public Company Directorships:

Age: 65	Hilton Grand Vacations, Inc., Texas Instruments Incorporated, Payoneer Global Inc.

Ms. Patsley has served as one of our directors since April 2008. From 2009 until her retirement in 2018, she served in various roles at MoneyGram International, including Executive Chairman and Chief Executive Officer from September 2009 to December 2015 and Executive Chairman from January 2016 until February 2018. Previously, Ms. Patsley served as Senior Executive Vice President of First Data Corporation from 2000 to 2007 and President of First Data International from 2002 to 2007. She served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data. Ms. Patsley has served on the board of directors of Texas Instruments Incorporated since 2004 and formerly served as Chair of the Audit Committee. Since January 2017, she has served on the board of directors of Hilton Grand Vacations, Inc., where she is Chairman of the Audit Committee. Ms. Patsley has also served as a director of Payoneer Global Inc. since September 2021. Ms. Patsley previously served as a director of ACI Worldwide, Inc., Molson Coors Brewing Company, Pegasus Solutions, Inc. and Paymentech, Inc. Ms. Patsley received a BSBA in accounting from the University of Missouri.

Qualifications: Ms. Patsley has extensive management experience at multiple multinational companies and a deep understanding of audit, financial control and technology matters. Ms. Patsley has extensive public company board and corporate governance experience.

Lubomira Rochet	Other Current Public Company Directorships:

Age: 44	Krispy Kreme, Inc., Societe Generale

Ms. Rochet has served as one of our directors since April 2021. Ms. Rochet is a Partner of JAB Holding Company, a role she has held since June 2021. Previously, she served as Chief Digital Officer and a member of the Executive Committee at L’Oréal from 2014 to 2021 and as Deputy CEO of Valtech from 2010 to 2014. Earlier in her career, Ms. Rochet held positions as Head of Innovation and Start-ups in France at Microsoft and Vice President of Strategy and Development at Sogeti, a branch of the Capgemini Group. She currently serves as an independent director of Societe Generale, a leading European bank. Ms. Rochet graduated from Ecole Normale Supérieure in Paris, Sciences Po Paris and the College of Europe in Bruges (Belgium).

Qualifications: Ms. Rochet has deep expertise in digital marketing, ecommerce, direct-to-consumer selling and the use of data, technology and innovative business models. Ms. Rochet brings to the Board a recognized digital transformation track record, significant knowledge of the consumer goods industry and unique perspectives on driving growth through digital leadership and consumer engagement.

Debra Sandler	Other Current Public Company Directorships:

Age: 62	Archer-Daniels-Midland Company, Dollar General Corporation, Gannett Co., Inc.

Ms. Sandler has served as one of our directors since March 2021. Ms. Sandler is the Founder and CEO of Mavis Foods, LLC, a privately held family start-up focused on direct to consumer sales. She is also President and Chief Executive Officer of La Grenade Group, LLC, a privately held consulting firm that she founded in 2015, advising a wide range of clients on marketing innovation and overall business development. Ms. Sandler also served as Chief Health and Wellbeing Officer of Mars, Inc., and as Chief Consumer Officer and President of Mars Chocolate North America. Prior to joining Mars, Ms. Sandler spent 10 years with Johnson & Johnson in a variety of leadership roles and, before that, 13 years with PepsiCo, Inc. Ms. Sandler is a regular speaker on topics such as diversity and inclusion, multicultural business development and health and wellbeing in the consumer packaged goods industry.

Qualifications: Ms. Sandler has an extensive understanding of consumer behavior and the evolving retail environment, including valuable e-commerce and strategic planning experience. Ms. Sandler has a proven record of creating, building, enhancing, and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson, and PepsiCo.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	9

  Proposal 1 — Election of Directors

Robert Singer	Other Current Public Company Directorships:

Age: 70	Coty Inc.

Mr. Singer has served as one of our directors since July 2018 and serves as Chair of the Audit and Finance Committee. From 2006 to 2009 he served as Chief Executive Officer of Barilla Holding S.p.A., an Italian food company, and before that he served as the President and Chief Operating Officer of Abercrombie and Fitch Co. from 2004 until 2005. He served as Chief Financial Officer of Gucci Group N.V. from 1995 to 2004. Mr. Singer started his career at Coopers & Lybrand in 1977. He has served on the board of Coty Inc. since 2010, where he currently serves as the Chair of the Audit and Finance Committee and Lead Independent Director. He has also served as a director and chair of the Audit Committee of Panera Bread Company since September 2017, and he was a director and chair of the Audit Committee of Tiffany & Co. from 2012 to 2021. Mr. Singer also served as a director of Gianni Versace S.p.A. from 2009 to December 2016 and Mead Johnson Nutrition from 2009 to June 2017. In addition, he served as Chairman of the Audit Committee of Jimmy Choo PLC from September 2014 to 2017. He received a BA degree from Johns Hopkins University, an MA degree in Comparative Literature from the University of California, Irvine and graduated from New York University with an MS in Accounting.

Qualifications: Mr. Singer has extensive operating, financial and executive experience as a former chief executive officer. Mr. Singer has financial acumen developed through his extensive executive experience and significant public company board experience (including audit chair experience).

Larry D. Young	Other Current Public Company Directorships:

Age: 67	None

Mr. Young has served as one of our directors since 2007. Mr. Young served as our President and Chief Executive Officer from October 2007 until his retirement at the closing of the Merger in July 2018. From October 2007 to May 2008, Mr. Young also served as President and Chief Executive Officer of Cadbury Schweppes Americas Beverages. Mr. Young joined Cadbury Schweppes Americas Beverages as President and Chief Operating Officer of the Bottling Group segment and Head of Supply Chain in 2006 after the acquisition of Dr Pepper/Seven Up Bottling Group, Inc. He had served as President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group since 2005. From 1997 to 2005, Mr. Young served as President and Chief Operating Officer of Pepsi-Cola General Bottlers, Inc. and Executive Vice President of Corporate Affairs at PepsiAmericas, Inc.

Qualifications: Mr. Young has deep knowledge of the beverage industry, including management expertise and brand building experience. Mr. Young has significant experience in strategy, finance, sales and operations gained over 40 years in the beverage industry, including as former Chief Executive Officer of DPS.

10	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Corporate Governance Practices

CORPORATE GOVERNANCE PRACTICES

KDP is committed to strong corporate governance policies and practices, which are embodied in our Corporate Governance Principles, available at investors.keurigdrpepper.com/corporate-governance-guidelines. The RemCo reviews the Corporate Governance Principles annually to ensure they reflect evolving best practices and regulatory requirements, including Nasdaq listing standards. The governance practices highlighted below are reflected in the Corporate Governance Principles, our By-Laws and our committee charters, as appropriate.

Board Leadership Structure

The Board is responsible for broad corporate policy and overall performance of the Company through oversight of management and stewardship of the Company. Among other duties, the Board selects and advises the Company’s officers, assigns to them responsibility for management of the Company’s business, and monitors their performance.

The Board recognizes that its leadership structure – particularly the combination or separation of the CEO and Chairman roles – is driven by the needs of the Company, and that different leadership structures are appropriate for different circumstances. As a result, the Company does not currently have a policy requiring either the combination or separation of leadership roles. Instead, the Board periodically evaluates its leadership structure and maintains flexibility to determine which arrangement is best suited for the conditions facing the Company at that time.

Executive Chairman

As discussed on page 2, on July 29, 2022, Mr. Gamgort will transition his CEO duties and begin a two-year commitment to serve as the Company’s Executive Chairman. Mr. Gamgort has served as both Chairman of the Board and CEO since 2019. By serving in both positions, Mr. Gamgort has been able to draw on his extensive experience leading both public and private companies to focus the Board’s discussions and guide review of the Company’s strategy, which has resulted in efficient decision-making and effective governance during a time of transition following the Merger.

In his new role serving exclusively as Executive Chairman, Mr. Gamgort will have responsibilities in four distinct areas, as outlined below.

Board Leadership	CEO Advisor	External Engagement	Capital Allocation Strategy

◾  Organize and lead the work of the Board, including working with the CEO and Lead Director to set Board agendas

◾  Assist the RemCo and the Lead Director in evaluation of Board performance

◾  Chair annual meetings of stockholders

◾  Meet regularly with the CEO to advise across key business issues

◾  Engage in strategic planning guidance

◾  Support CEO in coaching and advising Executive Leadership Team (“ELT”) leaders, hiring new ELT leaders and planning for succession for the ELT

		◾ Serve as representative of KDP for select engagements with key investors, customers, government officials or community-oriented activities, as requested by the CEO	◾ Dedicate time to determine best deployment of capital to drive differential value creation, up to and including mergers and acquisitions

Lead Independent Director

In February 2021, the Board created a Lead Director position to bring additional knowledge, oversight and accountability to the Company’s leadership structure. The Company’s Corporate Governance Policies provide for an independent and active Lead Director who is designated by the independent directors with clearly defined leadership authority and responsibilities. As set forth in the Corporate Governance Principles, the Lead Director’s responsibilities include:

◾	presiding at any meetings of the Board at which the Chairman is not present;

◾	chairing executive sessions of the non-employee or independent directors;

◾	serving as a liaison between the independent directors and the Chairman and otherwise facilitating communications among members of the Board;

◾	providing input to the Chairman on meeting agendas, schedules and other information sent to the Board;

◾	being available for consultation with investors, regulators or other significant stakeholders; and

◾	assisting the RemCo with evaluating Board and management performance.

Less formally, the Lead Director acts as a “sounding board” and advisor to the Chairman and CEO, and he seeks to facilitate healthy discussion among other directors both inside and outside of the boardroom. Recently, the Lead Director also led the Company’s succession planning efforts.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	11

  Corporate Governance Practices

The Board appointed Paul Michaels as Lead Director in February 2021 and reappointed him to the position in 2022. Mr. Michaels brings more than 30 years of consumer products industry experience, including at major companies such as Mars, Johnson & Johnson, and Procter & Gamble. He has a track record of industry accomplishments and executive leadership, and he is deeply engaged in the Company’s mission as a Modern Beverage Company.

Board Meetings

Our Board met eight times during 2021. Each current director attended at least 75% of the total number of meetings of the Board and committees on which such director served that were held during 2021 while the director was a member. Directors are also expected to attend annual meetings of stockholders, and all directors who were on the Board at the time attended the 2021 Annual Meeting of Stockholders.

In addition to Board and committee meetings, our directors also discharge their duties through, among other things, less formal group communications, including discussions, briefings and educational sessions with the Chairman and CEO, members of senior management and others as appropriate regarding relevant matters.

Committees

The Board’s standing committees, their membership and the number of meetings held in 2021 are set forth below. Charters for each of our standing committees are available at our corporate governance webpage at investors.keurigdrpepper.com/corporate-governance-guidelines.

◾	All members of the RemCo and the Audit and Finance Committee (the “Audit Committee”) satisfy the standards of independence applicable to members of such committees, including Nasdaq listing standards.

◾

All members of the Audit Committee meet the financial literacy requirements under Nasdaq listing standards and independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that all of the members of the Audit Committee are “audit committee financial experts” within the meaning of the U.S. Securities and Exchange Commission (“SEC”) rules and have financial sophistication in accordance with Nasdaq listing standards. No Audit Committee member received any payments in 2021 from us other than compensation for service as a director.

◾

The Board has determined that all members of the RemCo are “non-employee” directors as defined under Rule 16b-3 under the Exchange Act or outside directors under the Internal Revenue Code of 1986, as amended (the “Code”).

REMUNERATION AND NOMINATION COMMITTEE

Current Members Paul S. Michaels (Chair) Michael Call Debra Sandler 6 Meetings Held in 2021

Primary Responsibilities

◾  Assist the Board in discharging its responsibilities relating to executive compensation and oversight of the Company’s executive remuneration plans, policies and programs.

◾  Identify and recommend to the Board individuals qualified to serve as directors of the Company.

◾  Review the Company’s human capital management strategies.

◾  Advise the Board with respect to the size, structure, composition, and functioning of the Board and its committees.

◾  Review the Corporate Governance Principles and recommend changes to the Board as appropriate.

◾  Oversee the evaluation of the Board and management performance.

◾  See also “Compensation Discussion and Analysis” for information regarding the processes and procedures followed by the RemCo in considering and determining executive compensation.

AUDIT AND FINANCE COMMITTEE

Current Members Robert Singer (Chair) Michael Call Juliette Hickman Pamela Patsley 8 Meetings Held in 2021

Primary Responsibilities

◾  Oversee the integrity of the Company’s financial reporting process and systems of internal controls, including the integrity of the Company’s financial statements.

◾  Oversee compliance with KDP’s Code of Conduct and laws and regulations.

◾  Oversee the independence, qualifications and performance of the Company’s independent auditors and internal audit department.

◾  See also “Report of the Audit Committee.”

12	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Corporate Governance Practices

The Board’s Oversight Responsibilities

The Company’s corporate governance practices and policies ensure substantial independent oversight of management. For instance:

◾

The Board has a majority of independent and non-employee directors. Seven of the 11 director nominees are independent under Nasdaq’s listing rules, and 10 of the 11 director nominees are non-employee directors. All of the Company’s directors are elected annually.

◾

The Board’s standing committees are composed solely of independent directors. The RemCo and Audit Committee are each composed solely of independent directors. The committees provide independent oversight of management.

◾

The Board’s non-employee directors and independent directors meet regularly in executive session. The non-employee directors meet regularly in executive session without management present and, consistent with Nasdaq listing rules, the independent directors also meet regularly in executive session. These sessions are chaired by the Lead Director.

Board Oversight of Risk

The Board’s role in the Company’s risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including strategic, operational, financial and legal risks. The Board as a whole primarily oversees matters related to strategic and operational risk. The Audit Committee oversees matters of financial, legal and compliance risk, including cybersecurity risk. The RemCo addresses risks related to compensation and other talent-related matters, as well as risks associated with Board independence and governance. Committees report to the full Board regarding their respective considerations and actions.

Board Oversight of Corporate Responsibility and ESG Matters

The Board oversees KDP’s corporate responsibility strategy and sets the tone for the Company’s commitment to act responsibly and be a force for positive impact. In early 2022, the Board updated the Corporate Governance Principles to formally reflect the longstanding commitment to addressing ESG matters directly with the full Board. The Board added as a core responsibility the oversight of the Company’s environmental sustainability and social responsibility strategies and commitments, including for climate, water, circular economy, health and wellbeing, supply chain sustainability, human rights, and diversity and inclusion.

The full Board approves long-term goals and commitments under our focus areas of Environment, Supply Chain, Health & Wellbeing and People & Communities. KDP executive leaders help guide and develop these corporate responsibility programs and provide regular updates to the Board on progress against our goals. Focus areas for the Board in 2021 included sustainable supply chain, health and well-being, diversity and inclusion initiatives and corporate governance. The RemCo assists the Board with oversight of human capital management strategies and corporate governance matters.

We are committed to transparency and information sharing in corporate responsibility and other ESG topics that impact our Company, and plan to release our fourth annual Corporate Responsibility Report in the summer of 2022. Our Corporate Responsibility Reports and ethics and compliance policies can be found at keurigdrpepper.com/en/our-company/corporate-responsibility. The information on, or accessible through, our website is not incorporated by reference into, and is not a part of, this Proxy Statement.

Board and Committee Evaluations

The Board, as well as each committee, conducts an annual self-evaluation to assess its performance. All directors participate in the formal evaluation process, responding to written questions designed to elicit information to be used in improving Board and committee effectiveness. Director feedback is solicited from the formal self-evaluation process and is shared on an anonymous basis with the entire Board and committee and, where appropriate, addressed with management. In response to feedback from the evaluation process, our Board and committees work with management to take concrete steps to improve our policies, processes, and procedures to further Board and committee effectiveness.

Code of Conduct

We are dedicated to earning the trust of our customers and investors, and our actions are guided by the principles of integrity, trustworthiness, dependability and respect. The Board has adopted a Code of Conduct that applies to all employees, officers and directors. All employees and all Board members are required to participate in annual Code of Conduct training and certifications.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	13

  Corporate Governance Practices

Our Code of Conduct is posted on our website at keurigdrpepper.com/en/our-company/ethics-and-compliance. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K or applicable stock exchange rules regarding any amendment to, or waiver from, a provision of the Code of Conduct for our senior financial officers, including the chief executive officer, either by posting such information on our website at keurigdrpepper.com/en/our-company/ethics-and-compliance or by filing a Current Report on Form 8-K with the SEC.

Certain Relationships and Related Party Transactions

Related Person Transactions Policy

We have adopted a Related Person Transactions Policy, which applies to any transaction or proposed transaction in which KDP is a participant, the amount involved exceeds $120,000, and a related person under the policy has a direct or indirect material interest. In general, related persons are directors, executive officers, their immediate family members, and stockholders beneficially owning more than 5% of our outstanding stock or more than 10% of Acorn Holdings B.V. (an investment entity affiliated with JAB), including their family members. Pursuant to this policy, management determines whether a transaction requires review by the Board or Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the disinterested members of the Board or Audit Committee decide whether or not to approve such transactions and approve only those transactions that are deemed to be in the best interests of KDP and its stockholders. Our Related Person Transactions Policy also includes certain exceptions for transactions that are pre-approved by the Board.

Certain Related Person Transactions

Existing Commercial Arrangements with JAB Related Persons

KDP has previously negotiated and disclosed a number of arm’s length commercial arrangements with Peet’s Coffee & Tea, Inc. (“Peet’s”), Caribou Coffee Company, Inc. (“Caribou”), Panera Bread Company (“Panera”), Einstein Bros Bagels (“Einstein Bros”), and Krispy Kreme Doughnuts Inc. (“Krispy Kreme”). KDP’s largest stockholder, JAB, has controlling or significant investments in Peet’s, Caribou, Panera, Einstein Bros and Krispy Kreme.

KDP purchases certain raw materials from Peet’s and manufactures coffee and tea portion packs under Peet’s brands for sale by KDP and Peet’s in the U.S. and Canada. KDP exclusively manufactures, distributes and sells Peet’s ready-to-drink beverage products in the U.S. and Canada. KDP licenses the Caribou, Panera and Krispy Kreme trademarks for use in the manufacturing of portion packs for the Keurig brewing system. KDP also sells various syrups and packaged beverages to Caribou, Panera, Einstein Bros and Krispy Kreme for resale to retail customers.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and Nasdaq and to furnish us with copies of the reports. Based on our review of such reports and written representations from our directors and officers, except as previously reported, we believe that all such filing requirements were met from January 1, 2021 through the record date, with the exception of one Form 3 relating to former director Nelson Urdaneta’s election as a director, filed late on September 16, 2021, and one Form 4 relating to a vesting for Mauricio Leyva, filed late on April 8, 2022, in each case due to administrative error.

Where to Find More Information

To learn more about our corporate governance practices and our other policies, you can access the governance documents listed below at investors.keurigdrpepper.com/corporate-governance-guidelines and other policies at keurigdrpepper.com/en/our-company/ethics-and-compliance. We will also provide copies of any of these documents to stockholders upon written request to the Corporate Secretary.

◾	By-Laws
◾	Corporate Governance Principles
◾	Board Committee Charters
◾	KDP Code of Conduct
◾	Political Contributions Policy
◾	Environmental Policy
◾	Water Policy
◾	Climate Policy

14	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Corporate Governance Practices

Stockholder Outreach and Communications with the Board

As part of our effort to better understand our stockholders’ perspectives, we regularly engage with our stockholders, seeking their input and views on various matters. We discuss a variety of topics with our stockholders, including the Company’s business strategy, financial performance, executive compensation and environmental, social and governance matters. The Board values our stockholders’ perspectives, and the feedback we receive continues to inform our policies and practices.

Any interested party may communicate with the Board, the Chairman, the Lead Director or the independent directors on a Board-related issue by sending an email to ir@kdrp.com or sending a written communication to: Corporate Secretary, Keurig Dr Pepper Inc., 6425 Hall of Fame Lane, Frisco, TX 75034. Communications related to the responsibilities of the Board will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication.

Director Compensation

Our non-employee director compensation program is guided by three goals: compensation should fairly pay directors for work required in a company of our size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be easy for stockholders to understand. The Board believes that a director’s total compensation should include a significant equity component because it believes that this more closely aligns the long-term interests of directors with those of stockholders and provides a continuing incentive for directors to foster the Company’s success. In furtherance of these goals, our non-employee directors are bound by an equity ownership requirement of at least five times the annual cash retainer for a director.

Directors’ compensation is determined by the Board, and the RemCo makes recommendations to the Board based on periodic benchmarking assessments and advice received from Frederic W. Cook & Co., its independent compensation consultant. In 2020, the Board approved an annual cash retainer for the newly-appointed Lead Director of $40,000 per year and approved an increase of $10,000 to the cash retainer granted to the chair of the Audit Committee, each effective beginning in fiscal 2021. In 2021, the Board approved an increase of $5,000 to the annual equity award granted to all directors and an increase of $5,000 to the annual cash retainer for all directors, effective beginning in fiscal 2022, in each case to maintain alignment with market practices for a company of our size and scope.

Annual equity awards to directors vest in full on the fifth anniversary of the grant date. If a director’s service with the Company terminates for any reason, the award will vest in full on the termination date, except that awards granted within one year of the termination date will vest on a pro rata basis. In determining the number of shares that will be issued in connection with an annual equity award to directors, the Company divides the dollar amount of an award approved by the Board by the closing price per share of KDP common stock on the date of grant of the award.

Summary of 2021 Compensation Elements

Annual Compensation Elements	Amount
Board Retainer	$100,000
Audit & Finance Committee Chair Retainer	$40,000
Remuneration & Nominating Committee Chair Retainer	$30,000
Lead Director Retainer	$40,000
Annual Equity Award	$160,000

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	15

  Corporate Governance Practices

Non-Employee Director Compensation for Fiscal 2021

The following table contains information with respect to the annual compensation of our non-employee directors earned during 2021 with respect to their Board service:

Name	Fees Earned Or Paid In Cash ($) (1)	Stock Awards ($)(2)(3)	Option Awards	Non-equity Incentive Plan Compensation	Change In Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Michael Call(4)	—	—	—	—	—	—	—
Olivier Goudet	100,000	140,997	—	—	—	—	240,997
Peter Harf	107,500	140,997	—	—	—	—	248,497
Juliette Hickman(5)	100,000	140,997	—	—	—	—	240,997
Genevieve Hovde(6)	100,000	140,997	—	—	—	—	240,997
Paul S. Michaels	159,167	140,997	—	—	—	—	300,164
Pamela Patsley	100,000	140,997	—	—	—	—	240,997
Gerhard Pleuhs(7)	50,000	140,997	—	—	—	—	190,997
Lubomira Rochet(8)	75,000	71,635	—	—	—	—	146,635
Debra Sandler(9)	83,333	71,635	—	—	—	—	154,968
Robert Singer	140,000	140,997	—	—	—	—	280,997
Justine Tan	100,000	140,997	—	—	—	—	240,997
Nelson Urdaneta(10)	58,333	71,635					129,968
Dirk Van de Put(11)	50,000	140,997					190,997
Larry D. Young	100,000	140,997	—	—	—	—	240,997

(1)	The amounts reported in this column reflect cash retainers paid in 2021. The directors are paid their cash retainers quarterly in arrears.

(2)

The amounts reported in this column reflect the grant date fair value associated with restricted stock units (“RSUs”) granted to each director and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). In accordance with ASC 718, the amounts reported in this column are lower than the face value of the awards when approved because the RSUs do not accrue or otherwise participate in the Company’s dividends prior to vesting. Even though the RSUs may be forfeited, the amounts reported do not reflect this contingency.

(3)	The following table shows the aggregate number of outstanding RSUs for each non-employee director as of December 31, 2021. All of these awards vest five years from their respective grant dates.

Name	KDP RSUs
Olivier Goudet	24,960
Peter Harf	24,960
Juliette Hickman	5,226
Genevieve Hovde	24,960
Paul S. Michaels	24,960
Pamela Patsley	24,960
Lubomira Rochet	2,285
Debra Sandler	2,285
Robert Singer	24,960
Justine Tan	5,226
Nelson Urdaneta	2,285
Larry D. Young	24,960

(4)	Mr. Call joined the Board effective April 1, 2022.

(5)	Ms. Hickman joined the Board effective January 18, 2021.

16	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Corporate Governance Practices

(6)

Ms. Hovde resigned from the Board effective February 11, 2022. Ms. Hovde is a Partner of BDT & Company. Ms. Hovde had agreed that she would not receive any separate compensation for serving as a director of KDP and would transfer to BDT Capital Partners any director compensation she received from KDP, including any awards made pursuant to grants of RSUs.

(7)

Mr. Pleuhs resigned from the Board effective June 10, 2021. Mr. Pleuhs served on the Board of KDP as a nominee of Mondelēz, a stockholder of KDP. Mr. Pleuhs had agreed that he would not receive any separate compensation for serving as a director of KDP and would transfer to Mondelēz any director compensation received from KDP, including any awards made pursuant to grants of RSUs.

(8)	Ms. Rochet joined the Board effective April 26, 2021.

(9)	Ms. Sandler joined the Board effective March 5, 2021.

(10)

Mr. Urdaneta joined the Board effective June 18, 2021 and resigned from the Board effective April 1, 2022. During the period he served, Mr. Urdaneta was an officer of Mondelēz and served on the Board of KDP as a nominee of Mondelēz, a stockholder of KDP. Mr. Urdaneta agreed that he would not receive any separate compensation for serving as a director of KDP and would transfer to Mondelēz any director compensation he received from KDP, including any awards made pursuant to grants of RSUs.

(11)

Mr. Van de Put’s service with the Board ended effective June 18, 2021. Mr. Van de Put is an officer of Mondelēz and served on the Board of KDP as a nominee of Mondelēz, a stockholder of KDP. Mr. Van de Put had agreed that he would not receive any separate compensation for serving as a director of KDP and would transfer to Mondelēz any director compensation he received from KDP, including any awards made pursuant to grants of RSUs.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	17

  Executive Officers

EXECUTIVE OFFICERS

Our executive officers are as follows:

Executive Officers	Age	Position
Mary Beth DeNooyer	51	Chief Human Resources Officer
Ozan Dokmecioglu	50	Chief Financial Officer and President, International
Robert Gamgort	59	Chairman of the Board and Chief Executive Officer
Derek Hopkins	53	President, Cold Beverages
Mauricio Leyva	51	President, Coffee
Tony Milikin	61	Chief Supply Chain Officer
Maria Sceppaguercio	60	Chief Corporate Affairs Officer
Anthony Shoemaker	39	Chief Legal Officer, General Counsel and Secretary
Justin Whitmore	39	Chief Strategy Officer

For more information about Mr. Gamgort, see “Proposal 1 – Election of Directors.” Biographical information about our other executive officers is set forth below:

Mary Beth DeNooyer	Chief Human Resources Officer

Ms. DeNooyer has served as our Chief Human Resources Officer since July 2019. Prior to joining the Company, Ms. DeNooyer served as Executive Vice President and Chief Human Resources Officer at Pinnacle Foods Inc. from June 2013 through January 2019. From April 2011 through June 2012, Ms. DeNooyer served as Senior Vice President and Chief Human Resources Officer for the division of Sara Lee which was spun-off as Hillshire Brands. From March 2010 to June 2012, Ms. DeNooyer served as Senior Vice President, Compensation and Benefits at Sara Lee. Prior to that, Ms. DeNooyer held Human Resources leadership positions at The Pepsi Bottling Group and General Mills. Ms. DeNooyer holds a bachelor’s degree in Business Administration from Drexel University and a master’s degree in Industrial and Labor Relations from Cornell University.

Ozan Dokmecioglu	Chief Financial Officer

Mr. Dokmecioglu has served as our Chief Financial Officer since July 2018 and President, International, since November 2020. Prior to the Merger, Mr. Dokmecioglu served as the Chief Financial Officer of KGM beginning in May 2016. Mr. Dokmecioglu joined KGM from Kellogg Inc., where he served from 2012 until 2016 in the positions of Vice President Finance, Chief Financial Officer North America and as Vice President Finance, Chief Financial Officer Europe. Before joining Kellogg, Mr. Dokmecioglu built his career in financial leadership roles in the U.S, Europe, and Middle East with Kraft Foods Inc., Cargill Inc. and Arthur Andersen. Mr. Dokmecioglu holds a BS in Business Administration from the Middle East Technical University in Ankara, Turkey, and a certificate in Project Investment and Appraisal Management from Harvard University.

Derek Hopkins	President, Cold Beverages

Mr. Hopkins has served as President, Cold Beverages since November 2020 and was previously our Chief Commercial Officer from July 2018 to November 2020. Prior to the Merger, he was most recently Chief Integration Officer for KGM from February 2018 until July 2018, leading the Merger and, prior to that, was President of KGM’s U.S. business from 2015 until 2018. Prior to joining KGM, Mr. Hopkins spent 25 years in the beverage industry across the U.S, Canada and Europe. He has held a number of commercial, marketing and general management roles for companies including Bacardi Limited, The Coca-Cola Company, Anheuser-Busch InBev SA/NV, and Guinness Diageo. Mr. Hopkins holds a BBA from Texas Wesleyan University and has completed Advanced Management Programs with INSEAD in Fontainebleau, France and the University of Pennsylvania’s Wharton School of Business.

18	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Executive Officers

Mauricio Leyva	President, Coffee

Mr. Leyva has served as our President, Coffee, since November 2020 and was previously our President, International & Business Development, from March 2020 to November 2020. Prior to joining KDP, Mr. Leyva served as a partner of JAB from January 2020 until March 2020. Prior to joining JAB, Mr. Leyva was the Chief Executive Officer of Grupo LALA, S.A.B. de C.V., a Mexican Company, and leading dairy company from September 2018 through December 2019. Mr. Leyva served in various positions of increasing responsibility at AB InBev N.V. from 2005 until 2018, including most recently as Chief Executive Officer of Grupo Modelo. Mr. Leyva has spent 25 years building a successful career as a senior executive for various companies across the globe, specializing in beverages. Mr. Leyva holds a diploma of International Management from the ICN Postgraduate Business School at the University of Nancy, France. Mr. Leyva graduated with Honors in Commerce with a BA from the University of Los Andes in Colombia, and completed an advanced management and leadership program with the Said Business School at the University of Oxford in England.

Tony Milikin	Chief Supply Chain Officer

Mr. Milikin has served as our Chief Supply Chain Officer since September 2021. Prior to joining KDP, Mr. Milikin served as Chief Procurement, Sustainability and Circular Ventures Officer at Anheuser-Busch InBev from May 2009 to August 2021. In that position, his responsibilities included global procurement spend for one of the world’s largest brewers, as well as leadership of 70 manufacturing facilities and a robust sustainability agenda. From June 2004 to April 2009, Mr. Milikin was Senior Vice President of Supply Chain for Mead Westvaco, and from January 2000 to May 2004, he served as Vice President of Procurement and Logistics Operations for Sealy. Prior to that, Mr. Milikin held leadership positions in procurement roles with Monsanto and Alcon Labs. Mr. Milikin holds a Master of Business Administration from Texas Christian University and a bachelor’s degree in Finance from the University of Florida.

Maria Sceppaguercio	Chief Corporate Affairs Officer

Ms. Sceppaguercio has served as our Chief Corporate Affairs Officer since July 2018. Prior to the Merger, Ms. Sceppaguercio served as Senior Vice President, Investor Relations for KGM since joining in 2018. Prior to joining KGM, Ms. Sceppaguercio was Senior Vice President of Investor Relations for Pinnacle Foods Inc. from 2012 to 2018, having built an award-winning investor relations function for the company following its initial public offering. Prior to Pinnacle Foods, Ms. Sceppaguercio held senior positions in finance, corporate communications and investor relations at Ann Taylor and Revlon, Inc. She began her career at Nabisco, where she held senior management positions in finance, strategic and business planning and investor relations during her 18-year tenure. Ms. Sceppaguercio holds an MBA from Seton Hall University and a BS in Business Administration from Montclair State University.

Anthony Shoemaker	Chief Legal Officer, General Counsel and Secretary

Mr. Shoemaker has served as our Chief Legal Officer, General Counsel and Secretary since October 2021. Mr. Shoemaker joined KDP in April 2020 as our Senior Vice President and Assistant General Counsel. Prior to joining the Company, Mr. Shoemaker served as Vice President, Assistant General Counsel and Corporate Secretary at Tenet Healthcare Corporation, where he held various positions of increasing responsibility from September 2014, and was responsible for a broad range of corporate and transactional legal matters. Prior to that, he practiced law at Gibson Dunn & Crutcher LLP. Mr. Shoemaker graduated with a BBA in Management from Abilene Christian University and earned his JD from the University of Chicago Law School.

Justin Whitmore	Chief Strategy Officer

Mr. Whitmore has served as our Chief Strategy Officer since March 2021. Prior to joining KDP, Mr. Whitmore served as an Executive Vice President at Tyson Foods where he progressed through roles of increasing responsibility across enterprise strategy, venture investments, emerging businesses and global continuous improvement from 2017 to 2021. Mr. Whitmore was a management consultant at McKinsey & Co. from 2014 to 2017 and at Booz & Company from 2011 to 2014. Prior to that, Mr. Whitmore held various operational leadership positions of increasing responsibility at Johnson Controls. Mr. Whitmore holds a bachelor’s degree in Business Management from the University of Alabama at Birmingham and a master’s degree in Business Administration from the Mendoza College of Business at the University of Notre Dame.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	19

  Proposal 2 – Advisory Resolution to Approve Executive Compensation

PROPOSAL 2 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described in the Compensation Discussion and Analysis section of this Proxy Statement, executive compensation programs are designed to attract and retain talent through the alignment of pay and financial interests of our executives with stockholder value creation. We will continue to design and implement our compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

Beginning in 2011, a “say on pay” advisory vote to approve executive compensation has been required for all U.S. public companies under Section 14A of the Exchange Act. Therefore, in accordance with the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following non-binding advisory resolution at the 2022 Annual Meeting:

“RESOLVED, that the stockholders of Keurig Dr Pepper Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, compensation tables and the narrative discussion in the Proxy Statement for the Company’s 2022 Annual Meeting of Stockholders.”

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the RemCo and the Board will consider the outcome of the vote when making future compensation decisions.

The Board unanimously recommends that KDP’s stockholders vote “FOR” the approval of the Advisory Resolution to Approve KDP’s Executive Compensation

20	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis that follows describes our executive compensation philosophy and programs, as well as the RemCo’s compensation-setting process and the 2021 compensation of our named executive officers (“NEOs”).

Our NEOs for fiscal 2021 are:

Robert Gamgort	Ozan Dokmecioglu	Mauricio Leyva	Tony Milikin	Fernando Cortes	Justin Whitmore
Chairman and Chief Executive Officer	Chief Financial Officer and President, International	President, Coffee	Chief Supply Chain Officer	Former Chief Supply Chain Officer	Chief Strategy Officer

Mr. Milikin joined the Company and was appointed as Chief Supply Chain Officer, effective September 7, 2021, as successor to Mr. Cortes, whose employment with the Company ended on September 24, 2021 after a short transition period. Mr. Whitmore joined the Company and was appointed as Chief Strategy Officer, effective March 1, 2021.

2021 Compensation Decisions	25

Other Matters	29

Executive Compensation Tables	31

Overview

2021 Performance Highlights

During 2021, KDP achieved exceptional financial and operational performance, including:

Net Sales $12.68B ▲ 9.2% as compared to 2020	Net income $2.15B ▲ 62% as compared to 2020	Added approximately 3M new U.S. households using the Keurig coffee brewing system	Gained market share in more than 75% of the Company’s cold beverage retail base

These strong results, coupled with the Company’s remarkable performance since 2018, meant that KDP had delivered on its bold three-year targets set at the time of the Merger. To fulfill the Company’s commitments, KDP has transformed from a new challenger in the beverage industry to a Modern Beverage Company.

While the Company has evolved, the compensation philosophy driving the performance of its senior leaders has remained constant. Since the Merger, KDP’s Board has required senior executives to acquire and hold a significant amount of Company shares over long time horizons through the Elite Investment Program. These compensation practices distinguish KDP from most of its peers, and the Board believes they are a key component of the Company’s success. KDP’s Board seeks senior executives who are more than managers and truly act as co-owners of the enterprise alongside its stockholders.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	21

  Compensation Discussion and Analysis

Following the Merger in July 2018…

Net Sales CAGR* of 4.8% for 2019 to 2021** compared to Merger target range of 2 to 3%	Adjusted EPS CAGR* of 15.4% for 2019 to 2021** compared to Merger target range of 15 to 17%	Total Stockholder Return of 98.6% at year-end 2021 since the Merger in July 2018***

Our Compensation Philosophy & Practices

The primary objectives of our executive compensation program are to:

◾	Attract and retain highly qualified and experienced executives

◾	Motivate executives to achieve KDP’s strategic goals and adhere to our values

◾	Encourage, reinforce and reward delivery of stockholder value

◾	Align executives’ interests with stockholders’ interests by requiring purchase and retention of significant levels of KDP stock

Elements of KDP’s Compensation Program

NEO compensation consists of base salary, annual cash incentive awards under our Short-Term Incentive Plan (“STIP”), annual equity awards under our Long-Term Incentive Plan (“LTIP”), and our unique Elite Investment Program (“Elite”).

ELEMENT	DESCRIPTION	OBJECTIVE
Base Salary	Fixed cash paid regularly during the year See page 25 for more information	To attract and retain highly qualified executives by offering salaries that are competitive with market opportunities and that reflect each executive’s position, role, responsibility and experience
Short-Term Incentive Plan	Variable performance-based cash payment based on achievement of annual performance goals, paid during the first quarter of the subsequent year See page 25 for more information	To motivate and reward executives for meeting challenging, objective performance goals across three categories: growth, profit and cash
Annual LTIP Awards	Time-based restricted stock units (“RSUs”) that vest over five years See page 27 for more information	To reward performance over the longer term by encouraging focus on the long-term value of the stock while discouraging excessive risk taking to optimize short-term and non-sustainable performance
Elite Investment Program

Required purchases of significant levels of KDP common stock coupled with a one-for-one matching award of RSUs (“Matching RSUs”) that generally cliff vest in five years

See page 27 for more information

To directly align the interests of executives with stockholders by requiring significant personal investment in the Company over an extended period of time

*

Net Sales CAGR and Adjusted EPS CAGR are non-GAAP measures. Please see the “Non-GAAP Financial Measures” section of our Annual Report on Form 10-K for the year ended December 31, 2021 (our “2021 Form 10-K”).

**	Based on 2018 pro forma results.
***	Source: FactSet data showing change in share price plus reinvestment of dividends from July 9, 2018 to December 31, 2021.

22	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

Competitive Pay Tied Closely to Long-Term Performance

To retain the right talent needed to lead our Modern Beverage Company, and to align the interests of our NEOs with our stockholders, a significant portion of executive compensation is tied to Company performance in the form of annual cash incentives and equity awards as well as required participation in our Elite Investment Program. Elite provides an opportunity for executives to realize substantial value when they invest their own funds alongside our stockholders and incentivizes commitment to the long-term performance of the Company.

The RemCo generally reviews and targets the 50th percentile market pay level when assessing annual cash compensation, the 75th percentile when assessing equity compensation, and between the 50th and 75th percentile when assessing total compensation. We benchmark our compensation against a peer group of companies with whom we compete for key talent (the “Compensation Peer Group”), which is described more fully below. We also provide certain limited benefits and perquisites that are in line with general market practice and represent an insignificant element of compensation for our NEOs.

Compensation Policies and Governance Practices

Our compensation governance policies further align our executives’ interests with those of our stockholders and are designed to manage risk and follow best practices:

Significant stock ownership required. KDP’s Board strongly believes that to successfully deliver stockholder value over the long term, significant long-term stock ownership by our NEOs is nonnegotiable. All NEOs and other senior executives must participate in the Elite Investment Program, which requires substantial investment in our Company and maintaining that entire investment for at least five years until the underlying equity incentive fully vests. Our CEO, for example, is subject to a $25 million stock ownership requirement under Elite. Messrs. Gamgort, Dokmecioglu, Leyva and Whitmore have each made substantial personal investments in KDP stock during their tenures and as of the record date collectively own common stock valued at approximately $260 million. Mr. Milikin, who was hired in 2021, will have until September 14, 2022 to make his first investments in KDP stock under Elite. Mr. Cortes, who left KDP during 2021, participated in the Elite Investment Program until his termination of employment.

No tax gross-ups. Any personal income taxes due as a result of compensation and/or perquisites, other than reimbursement for taxes incurred with respect to certain relocation or housing expenses, are the responsibility of the NEOs. We do not provide tax gross-ups on any change-in-control benefits.

Incentives do not encourage excessive risk taking. In order to assess the risk inherent in the design of our compensation program, the RemCo periodically reviews our plans and programs and has determined that our compensation program is not designed to encourage excessive risk taking. For example, we continue to utilize multiple performance measures under the annual STIP to reduce the risk of over-concentration on a single business or financial metric, while our equity awards generally have five-year vesting periods tied to continued employment with the Company, which discourages excessive risk taking intended to optimize short-term and non-sustainable performance.

Clawback provisions in our incentive compensation programs. Our short-term and long-term incentive compensation, including gains from equity compensation and the Elite Investment Program, is subject to recoupment, or clawback, in certain circumstances. In addition to any clawbacks required by law, regulation or applicable listing standards, the clawback policy allows KDP to recoup payments in the event of a financial restatement from any executive covering the compensation that was paid to such executive in excess of restated values for the three-year period preceding any accounting period which is restated.

Double-trigger equity award vesting upon a change of control. All active equity compensation plans and programs that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including the annual LTIP awards and the Matching RSUs issued pursuant to the Elite Investment Program, require a “double-trigger,” which means that accelerated vesting of equity will only occur upon a termination of employment in connection with a change of control (and not solely as a result of the completion of a change in control transaction).

No hedging. Under our insider trading policy, all employees and members of the Board are prohibited from engaging in any speculative transactions in KDP securities, including engaging in short sales, transactions involving put options, call options or other derivative securities, or any other forms of hedging transactions, such as collars or forward sale contracts.

No backdating or repricing of equity awards, including stock options. While stock options are not currently part of our compensation mix, repricing of stock options and issuing stock options at below-market exercise prices are strictly prohibited by our equity incentive plan, and any options we would grant must have an exercise price at least equal to the fair market value of our stock on the date of grant.

Minimal perquisites. NEO perquisites are evaluated annually by the RemCo and determined to be reasonable and do not represent a significant portion of any NEO’s total compensation.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	23

  Compensation Discussion and Analysis

Roles and Responsibilities with Regard to Compensation

Role of the RemCo and Board

Our RemCo annually evaluates and approves compensation for our NEOs and full executive leadership team, including equity awards, bonus payouts and any changes in compensation packages. The RemCo’s determinations regarding the compensation of our executive officers take into account a variety of factors, including recommendations by our Chairman and CEO (except regarding himself) and other factors the RemCo believes are appropriate. Changes in overall target compensation levels are typically only approved in the event of significant changes in responsibility or market positioning.

Role of Compensation Consultant

Since 2020, the RemCo has engaged Frederic W. Cook & Co. (“FW Cook”) to provide information regarding the Compensation Peer Group and compensation benchmarking data for NEOs and executive-level positions, as well as information about market practices for equity compensation and plan governance. Each year, the RemCo assesses the independence of the compensation consultant, and for 2021, the RemCo concluded that FW Cook is independent, and no conflict of interest exists that would prevent FW Cook from providing this information to the RemCo.

FW Cook reports directly to the RemCo, with input from certain members of senior management. All decisions with respect to the amount and form of NEO compensation under our executive compensation programs are made solely by the RemCo and the Board, and may reflect factors and considerations other than the information provided by FW Cook.

Role of Stockholders

As part of its annual processes, the RemCo considers the results of the stockholder advisory vote on our executive compensation from prior years. Our stockholders have expressed strong support of our executive compensation programs to date, with 98.3% of votes cast in 2021 supporting the advisory vote and at least 99.7% approving in each of 2019 and 2020. While the Board believes that our executive compensation programs have been successful in aligning management and stockholder interests, the RemCo will continue to design and implement our compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

Peer Group, Market Data and Benchmarking

In establishing compensation for our NEOs, the RemCo considers the compensation practices of the Compensation Peer Group and the pay levels for similar roles among the Compensation Peer Group companies. In assessing pay levels for the NEOs, the RemCo considers a total compensation range between the 50th and 75th percentile as reasonable given the aggressive KDP business plan goals under the STIP and the high levels of “at-risk” pay for all KDP senior executives.

The RemCo periodically reviews the make-up of the Compensation Peer Group. The Compensation Peer Group includes companies that compete directly with us for executive talent and compete with us in the marketplace for business and investment opportunities.

The 2021 Compensation Peer Group remained the same as 2020 and was comprised of the following companies:

Anheuser-Busch InBev SA/NV	The Kraft Heinz Company
Campbell Soup Company	McCormick & Company, Incorporated
Chocoladenfabriken Lindt & Sprungli AG	Mondelēz International, Inc.
The Coca-Cola Company	Nestle S.A
Danone SA	PepsiCo, Inc.
Diageo plc	The Procter & Gamble Company
The Hershey Company	Reckitt Benckiser Group plc
Kellogg Company	Unilever PLC

24	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

2021 Compensation Decisions

The specific compensation elements and decisions applicable to our NEOs’ 2021 compensation are described in detail below.

Base Salary

Base salaries provide executives with a secure, fixed base of cash compensation in recognition of individual responsibilities and job performance. Salary levels are reviewed annually by the RemCo, and any salary increases are approved after a comparative analysis of base salaries for similar positions among the Compensation Peer Group. When determining base salaries and salary increases, the RemCo considers external market conditions in addition to total direct compensation targets and personal performance. In fiscal year 2021, none of the NEOs received a base salary increase. Each NEO’s annual base salary during 2021 follows:

NEO	Base Salary
Robert Gamgort	$1,500,000
Ozan Dokmecioglu	$850,000
Mauricio Leyva	$850,000
Tony Milikin	$750,000
Fernando Cortes	$600,000
Justin Whitmore	$575,000

Short-Term Incentive Plan

The STIP is a key component of KDP’s annual compensation program and is designed to link performance-based, at-risk annual cash incentives to the achievement of predetermined financial performance goals that correspond directly with the Company’s annual business plan and external earnings guidance. The RemCo believes that aligning bonus payouts directly with these key quantifiable performance targets encourages and rewards the achievement of financial metrics that the RemCo believes correspond to stock price performance.

STIP Structure

For 2021, we established one set of performance goals for all 7,000 STIP participants to emphasize teamwork in light of economic uncertainty and continuing challenges brought on by the COVID-19 pandemic. The STIP has a single payout scale for all job levels with a minimum payout of 0% and a maximum payout of 250% of target STIP award for all bonus-eligible employees, in line with our pay-for-performance philosophy. We believe that having one set of goals to measure against supports our Company core value of “Team First” and has contributed significantly to the Company’s strong performance in 2021.

Target STIP awards for each NEO are set as a percentage of such NEO’s base salary, with Mr. Gamgort’s 2021 target at 150% of base salary and the other NEOs at 80%. Payouts are based on the Company’s achievement on three categories of quantifiable metrics that are aligned with our annual business plan:

◾	Growth, measured by total Net Sales

◾	Profit, measured by Adjusted Operating Income (“OI”)(1)

◾	Cash, measured by Net Working Capital as a percent of Net Sales(2)

These three metrics are designed to be quantifiable and visible by employees throughout the year to enable employees to track performance. They also encourage focus on achieving the Company’s annual operating plan.

In the first quarter of 2021, the RemCo determined performance targets for each metric at the levels reflected in the table below, with the “Good” (Target) level for the Profit and Cash metrics set to correspond with the Company’s annual operating plan approved by the Board, and the “Good” (Target) level for the Growth metric set to correspond with the high end of our external guidance range.

(1)	For adjustments applied to Income from operations to reach Adjusted OI, see the “Non-GAAP Financial Measures” section of our 2021 Form 10-K.
(2)	The Net Working Capital metric is calculated as follows: (Trade accounts receivable, net + Inventories - Accounts payable) / Net sales

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	25

  Compensation Discussion and Analysis

	KDP 2021 STIP Performance Targets
Metric (in millions, except %s)	Unacceptable (Threshold)	Marginal	Acceptable	Good (Target)	Very Good	Excellent (Maximum)
Growth – Net Sales(1)	$11,850	$11,927	$12,005	$12,082	$12,315	$12,547
Profit – Adjusted OI(2)	$3,392	$3,424	$3,456	$3,488	$3,576	$3,654
Cash – Net Working Capital	(15.9%)	(16.4%)	(16.9%)	(18.1%)	(19.4%)	(20.6%)

(1)	In determining the target level achieved for Net Sales, the performance targets presented above are adjusted so that they are measured on a constant currency basis.
(2)

In determining the target level achieved for Adjusted OI, the performance targets presented above are further adjusted so that they are measured on a constant currency basis and exclude the impact of the STIP award payment.

Achievement levels on each metric correspond to a payout multiple set by the RemCo, as reflected in the table below.

	KDP 2021 STIP Payout Multiples
Metric	Unacceptable	Marginal	Acceptable	Good	Very Good	Excellent
Growth – Net Sales	70%	80%	90%	100%	125%	145%
Profit – Adjusted OI	0%	33%	80%	100%	125%	145%
Cash – Net Working Capital	70%	80%	90%	100%	115%	119%

The payout multiple achieved for each of the three metrics (interpolating linearly between each award level, as appropriate) are then multiplied together to determine the total payout multiplier for the STIP, as shown below. Importantly, if the Company performs at or below the “Unacceptable” (Threshold) level for the Profit metric, the entire bonus payout will be zero.

2021 Performance Results and Payouts

For 2021, for each metric, the Company achieved the results reflected in the table below. These results correspond to the target levels achieved and the payout multiples shown in the table below:

Metric (in millions, except %s)	Actual Results	Target Level Achieved	Corresponding Payout Multiple
Growth – Net Sales(1)	$12,683	Excellent	145%
Profit – Adjusted OI(2)	$3,421	Marginal – Acceptable	58%
Cash – Net Working Capital	(17.9%)	Acceptable – Good	98%

(1)	In determining the target level achieved for Net Sales, the actual results presented above are adjusted so that they are measured on a constant currency basis.
(2)

In determining the target level achieved for Adjusted OI, the actual results presented above are further adjusted so that they are measured on a constant currency basis and exclude the impact of the STIP award payment.

The Growth payout multiple, the Profit payout multiple and the Cash payout multiple above were all multiplied together to determine the total payout multiplier for 2021 STIP awards. This resulted in a total payout multiplier of 82% for 2021, as reflected below:

Growth Payout Multiple	×	Profit Payout Multiple	×	Cash Payout Multiple	=	Total Payout Multiplier
145%	×	58%	×	98%	=	82%

2021 STIP awards were calculated and paid in the first quarter of 2022 upon certification by the RemCo of the achievement levels discussed above. The table below shows target payout levels and actual STIP awards earned by each NEO for 2021.

NEO	Target 2021 STIP Payouts		Actual 2021 STIP Payout
Robert Gamgort	$2,250,000		$1,845,000
Ozan Dokmecioglu	$680,000		$557,600
Mauricio Leyva	$680,000		$557,600
Tony Milikin	$190,685	(1)	$156,362	(1)
Fernando Cortes	$351,123	(1)	$287,921	(1)
Justin Whitmore	$385,644	(1)	$316,228	(1)

(1) Reflects proration for the portion of 2021 during which he was employed by the Company.

26	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

Long-Term Incentive Compensation

Long-term stock ownership of the executive team is the cornerstone of KDP’s compensation philosophy. The Board encourages long-term ownership through annual grants of Restricted Stock Units under our LTIP, an obligatory and substantial personal investment in KDP shares under our Elite Investment Program and a stock ownership requirement. Our equity compensation programs encourage retention of and long-term focus by our NEOs by giving them a direct ownership stake in our future growth and financial success.

Annual RSU Awards

We closely align the interests of our NEOs with those of our stockholders through a compensation program which pays a significant portion of total compensation in the form of at-risk equity. The compensation program for our NEOs features long-term equity-based compensation under the LTIP generally awarded in the form of RSUs.

The structure of KDP’s annual equity awards focuses our executives on increasing stockholder value over a sustained period of time. Annual awards under the LTIP and Matching RSUs have generally been subject to five-year vesting periods tied to continued employment with the Company and other vesting conditions.

We typically only grant LTIP awards on two days each year—one in March and one in September. Annual LTIP awards are made in March, and in September we issue “half grants” to those executives who joined the Company after the March grant date but before the September grant date. Prior to 2020, annual RSUs had been structured to vest in full on the fifth anniversary of the grant date. In 2020, the RemCo modified the vesting schedule for awards to NEOs and other similarly situated executives to better align with market norms of our public peers, while still maintaining a lengthy vesting period. Annual RSUs granted in or after 2020 vest 60% on the third anniversary of the date of grant, with 20% vesting on each of the fourth and fifth anniversaries.

In determining the number of shares that will be issued in connection with an award under the LTIP, the Company divides the dollar amount of an award approved by the RemCo by the closing price per share of KDP common stock on the date of grant for the award. The table below reflects the values of the annual LTIP awards to NEOs in 2021, as approved by the RemCo.

NEO	Annual LTIP Award
Robert Gamgort	$4,700,000
Ozan Dokmecioglu	$2,200,000
Mauricio Leyva	$2,200,000
Tony Milikin	$750,000	(1)
Fernando Cortes	$1,500,000	(2)
Justin Whitmore	$1,200,000

(1)	Represents a “half grant” that Mr. Milikin received in September 2021.

(2)	The annual RSUs granted to Mr. Cortes were canceled and forfeited upon his separation from the Company in September 2021.

Elite Investment Program

In addition to annual equity awards, to reinforce significant long-term stock ownership by our NEOs, all Senior Vice Presidents and above (including all NEOs) at the Company are required to participate in our Elite Investment Program. This program distinguishes KDP from most of its peers and ensures senior executives have a meaningful, long-term investment at stake in the Company’s performance. Under Elite, at the time of initial hiring or promotion, the executive makes a substantial personal commitment to a specific level of investment (within a minimum and maximum range set by the Company) in KDP common stock (the “Commitment Amount”) according to their job level and business scope.

The opportunity to participate in Elite is typically a one-time opportunity upon achieving eligibility. For each share of KDP common stock purchased (each, an “Elite Share”) up to the threshold Commitment Amount, the executive receives one Matching RSU that vests on the fifth anniversary of grant, subject to the executive’s ongoing employment with the Company and the continuous ownership of the full Commitment Amount. Each executive has approximately a one-year period (the “Investment Period”) to purchase Elite Shares to meet his or her Commitment Amount.

Taken together, to receive the benefit of the Matching RSUs, an executive participating in Elite must acquire enough Elite Shares to meet at least the minimum Commitment Amount in the first year of eligibility and then continue to hold them for the remainder of the five-year vesting period. All Matching RSUs will be immediately forfeited if the executive fails to maintain the chosen Commitment Amount or if the executive’s service with the Company is terminated before the vesting date except in the event of death, disability, change in control or retirement at age 60 with five years of service.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	27

  Compensation Discussion and Analysis

When benchmarking the annual value of long-term incentive awards as part of our executives’ compensation, the RemCo takes into account twenty percent (20%) of the grant value of any outstanding Matching RSUs awarded to an executive under Elite.

Messrs. Gamgort, Dokmecioglu, Leyva and Whitmore previously fulfilled their respective Commitment Amounts upon becoming eligible to participate in Elite.

Upon his promotion to Chief Supply Chain Officer in 2018, Mr. Cortes elected to invest the minimum Commitment Amount. In 2021, the RemCo offered Mr. Cortes an opportunity to invest further to reach the maximum Commitment Amount. Accordingly, in May 2021, the RemCo approved a grant of $2,000,000 of Matching RSUs to Mr. Cortes. These Matching RSUs were forfeited upon Mr. Cortes’s departure in September 2021.

Upon joining the Company in March 2021, Mr. Whitmore became eligible to participate in the Elite Investment Program, pursuant to which he elected to invest $3,000,000 in KDP common stock. As a result, the Company granted Mr. Whitmore $3,000,000 of Matching RSUs in March 2021, to match his Commitment Amount.

Upon joining the Company in September 2021, Mr. Milikin became eligible to participate in the Elite Investment Program, pursuant to which he elected to invest $5,000,000 in KDP common stock. As a result, the Company granted Mr. Milikin $5,000,000 of Matching RSUs in September 2021, to match his Commitment Amount. Mr. Milikin will have until September 14, 2022 to purchase sufficient shares to fulfill his Commitment Amount.

2020 Performance-Based Awards to Mr. Gamgort

In 2020, the RemCo added performance vesting conditions to Mr. Gamgort’s “Reinvestment” RSUs granted in 2020 to create strong incentives over a targeted three-year period. In particular, the RemCo established the following performance conditions with respect to 75% of Mr. Gamgort’s Reinvestment RSUs:

◾

KDP’s relative Total Shareholder Return (TSR) is compared to the S&P 500 over one, two and three-year periods with one-third of the performance-based RSUs available to vest after each measurement period.

◾	For each of the three measurement periods, if the Company’s TSR is below the 50th percentile, payout for that tranche of units will be 0%.

◾	The full target amount of RSUs awarded can vest only if TSR achieves the 80th percentile or better in each of the three measurement periods, with no potential for a payout above 100% of target.

One third of Mr. Gamgort’s performance-based Reinvestment RSUs were eligible to vest on January 15, 2022, but the performance conditions were not met. As a result, those RSUs were canceled and forfeited.

Stock Ownership Requirement

In May 2021, to further align the interests of our NEOs with those of our stockholders, the RemCo established stock ownership requirements for all Vice Presidents and above, including all NEOs (for purposes of this section, “executives”) at the Company. The stock ownership requirement is separate and apart from the Elite Investment Program, but the minimum stock ownership requirement for each executive matches that executive’s minimum level of investment in Elite, with the exception of the Chief Executive Officer and the Chief Financial Officer, whose minimum stock ownership requirements are lower than their minimum levels of investment in Elite. The table below shows the minimum stock ownership requirement for the NEOs as an estimated multiple of the NEO’s base salary.

Job Level	Minimum Stock Ownership Requirement, as an Estimated Multiple of Salary
Chief Executive Officer	10x
Chief Financial Officer	6x
Executive Leadership Team	3 – 6x

The Company expects that NEOs will meet their minimum stock ownership requirements within one year of their first grant of Matching RSUs under Elite. Shares that an executive beneficially owns count toward the executive’s minimum stock ownership requirement, but unvested equity awards are excluded. Until the stock ownership requirement is met, executives must maintain 50% of after-tax shares upon any equity vesting. If an executive does not meet the stock ownership requirement within the allotted time period, his or her future LTIP awards may be forfeited, subject to the RemCo’s discretion. Messrs. Gamgort, Dokmecioglu, Leyva and Whitmore have fulfilled their respective stock ownership requirements. Mr. Milikin, who joined the Company in September 2021, will have until September 14, 2022 to meet his stock ownership requirement. Mr. Cortes had fulfilled his stock ownership requirement prior to his separation from the Company.

28	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

Inducement Awards to Mr. Whitmore

At the time he was hired in March 2021, as an inducement to join the Company, Mr. Whitmore received a one-time sign-on grant of RSUs with a value of $2,500,000, vesting over five years with 25% vesting on each of the second, third, fourth and fifth anniversaries of the grant. Mr. Whitmore also became eligible to participate in the Elite Investment Program, pursuant to which he elected to invest $3,000,000. As a result, the Company granted Mr. Whitmore $3,000,000 of Matching RSUs in March 2021, which will vest on the fifth anniversary of his enrollment in the Elite program.

Additionally, Mr. Whitmore received a one-time cash sign-on bonus of $2,000,000 in recognition of unvested short- and long-term incentives from his prior employer. In the event that Mr. Whitmore resigns from KDP prior to the second anniversary of his date of hire, 100% of this sign-on bonus is repayable to KDP.

Inducement Awards to Mr. Milikin

At the time he was hired in September 2021, Mr. Milikin received a one-time sign-on grant of RSUs with a value of $5,000,000 intended to replace certain equity incentives which were forfeited by Mr. Milikin upon leaving his prior employer. This award vests over five years with 60% vesting on the third anniversary of the grant, and 20% vesting on each of the fourth and fifth anniversaries. Mr. Milikin also became eligible to participate in the Elite Investment Program, pursuant to which he elected to invest $5,000,000. As a result, the Company granted Mr. Milikin $5,000,000 of Matching RSUs in September 2021, which will vest on the fifth anniversary of his enrollment in the Elite program, subject to Mr. Milikin’s purchase of sufficient shares to fulfill his Commitment Amount. Mr. Milikin will have until September 14, 2022 to purchase sufficient shares.

2022 Succession Plan

As discussed on page 2, in April 2022 KDP announced its succession plan pursuant to which the Board has appointed Mr. Dokmecioglu as the Company’s next CEO and Mr. Gamgort has committed to serve as Executive Chairman for two years. All changes will be effective July 29, 2022 (the “Transition Date”), at which time Mr. Dokmecioglu will also join the Board.

Mr. Dokmecioglu’s Compensation Arrangements

In connection with his appointment as Chief Executive Officer and effective on the Transition Date, Mr. Dokmecioglu will receive an annual base salary of $1,250,000 and will be eligible to receive an annual bonus at a target level of 150% of his base salary. He will be granted two long-term incentive awards: (i) in September 2022, an award of RSUs with a grant date value of $900,000, which will vest 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grant, and (ii) on or around the Transition Date, an award of RSUs with a grant date value of $14,000,000, which RSUs will vest in one-third installments on each of the third, fourth and fifth anniversaries of the date of grant, subject to his continued employment, maintenance of shareholdings at an amount equal to the award, and other vesting conditions.

Mr. Gamgort’s Compensation Arrangements

In connection with his transition, the Company entered into a letter agreement with Mr. Gamgort (the “Letter Agreement”) with an employment term commencing on the Transition Date and ending on July 26, 2024 (the “Term”). Pursuant to the Letter Agreement, Mr. Gamgort will receive an annual base salary of $1,000,000 and will be eligible to receive an annual bonus at a target level of 100% of his base salary. Mr. Gamgort will also be granted a long-term incentive award on or around the Transition Date with a grant date value of $5,000,000 in the form of RSUs that will fully vest at the end of the Term, subject to his continued employment and other vesting conditions.

Mr. Gamgort commits in the Letter Agreement that he will continue to hold, and not sell, at least 50% of the number of shares of the Company’s common stock that he holds as of April 5, 2022 through the end of the Term. Mr. Gamgort further commits that, during the Term, he will (i) not engage in any other business, profession or occupation for compensation or which would conflict or interfere with his duties as Executive Chairman, and (ii) serve on no more than one other public company board of directors in addition to the Company.

Other Matters

General Benefits and Perquisites

Our NEOs participate in the same benefit plans generally available to our employees. These benefit plans include health, dental and vision insurance, life insurance and disability coverage. NEOs receive the same coverage as the rest of our employees.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	29

  Compensation Discussion and Analysis

While we may provide NEOs with reasonable perquisites on an individual basis, such perquisites do not make up a significant part of any NEO’s total compensation. All perquisites with an aggregate value of at least $10,000 received by an NEO are detailed in the footnotes to the Summary Compensation Table.

Retirement and Pension Benefits

NEOs are eligible to participate in the Company’s qualified 401(k) plan, which includes a company match of 100% on the first 6% of employee contributions within certain statutory limitations under the Code. We do not maintain or make contributions to a defined benefit plan for any of our NEOs.

Potential Payments upon Termination of Employment

The employment agreements for Messrs. Gamgort and Dokmecioglu, and our compensation plans, provide for certain payments and incremental benefits if a NEO’s employment is terminated under certain circumstances. There are no tax gross-ups provided in connection with these payments or incremental benefits. These payments and incremental benefits are discussed under “Post-Termination Compensation” beginning on page 35.

Change in Control

All active equity compensation plans and programs that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including annual LTIP awards, the Matching RSUs, and all other equity awards, require a “double-trigger,” which means that accelerated vesting of equity will only occur upon a termination of employment in connection with a change of control (and not solely as a result of the completion of a change in control transaction). The equity awards vest in full upon a qualifying termination in connection with a change of control.

Tax and Accounting Implications

Section 162(m) of the Code, generally limits, for U.S. corporate income tax purposes, the annual tax deductibility of compensation paid to certain current and former executive officers to $1 million. Although the Company believes that tax deductibility of executive compensation is an important consideration, the RemCo in its judgement may, nevertheless, authorize compensation payments that are not fully tax deductible, and/or modify compensation programs and practices without regard for tax deductibility when it believes that such compensation is appropriate.

Report of the Remuneration and Nomination Committee

In fulfilling its responsibilities, the Remuneration and Nomination Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Remuneration and Nomination Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (through incorporation by reference to this Proxy Statement).

The Remuneration and Nomination Committee

Paul S. Michaels, Chair

Michael Call

Debra Sandler

30	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

Executive Compensation Tables

The executive compensation disclosure contained in this section reflects compensation information for 2021 for our NEOs.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our NEOs in fiscal years 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4)	Total
Robert Gamgort Chairman and CEO	2021	$1,528,846	—		$4,297,860	—	$1,845,000	—	$100,815	$7,772,521
	2020	$1,557,692	—		$18,334,997	—	$2,407,500	—	$210,347	$22,510,536
	2019	$1,500,000	—		$5,500,015		$2,047,500	—	$157,406	$9,204,921
Ozan Dokmecioglu Chief Financial Officer & President International	2021	$866,346	—		$2,011,772	—	$557,600	—	$17,354	$3,453,072
	2020	$882,692	—		$13,200,021	—	$727,600	—	$18,265	$14,828,578
	2019	$848,077	—		$2,600,024	—	$618,800	—	$42,321	$4,109,222
Mauricio Leyva President, Coffee(5)	2021	$866,346	—		$2,011,772	—	$557,600	—	$17,100	$3,452,818
	2020	$676,731	$5,500,000	(6)	$22,200,017	—	$586,454	—	$22,137	$28,985,339
Tony Milikin Chief Supply Chain Officer(5)(7)	2021	$242,308	—		$9,789,313	—	$156,362	—	$5,192	$10,193,175
Fernando Cortes Former Chief Supply Chain Officer(7)	2021	$438,462	—		$3,170,803	—	$287,921	—	$3,953,554	$7,850,740
	2020	$538,462	—		$1,200,009	—	$442,267	—	$29,940	$2,210,678
	2019	$500,000	—		$1,500,011	—	$364,000	—	$79,895	$2,443,906
Justin Whitmore Chief Strategy Officer(5)	2021	$486,538	$2,000,000	(8)	$6,032,544	—	$316,228	—	$11,279	$8,846,589

(1)

Certain amounts shown in the “Salary” column for 2021 are higher than the 2021 annual base salary levels discussed on page 25 due to one additional pay cycle occurring for some employees in calendar year 2021.

(2)

The amounts reported in the Stock Awards column reflect the grant date fair value associated with awards of RSUs to each of the NEOs. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 11 “Stock-Based Compensation,” to our Consolidated Financial Statements, which are included in our 2021 Form 10-K. In accordance with ASC 718, the amounts reported in this column are lower than the face value of the awards when approved because the RSUs do not accrue or otherwise participate in the Company’s dividends prior to vesting. For further information on the stock awards granted in fiscal year 2021, see “—Grants of Plan-Based Awards” beginning on page 32.

(3)	The amounts reporting in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each NEO under the 2021 STIP.

(4)

Amounts reported in the All Other Compensation column reflect other compensation for each NEO, including (i) the cost of personal use of corporate aircraft, (ii) certain relocation or housing expenses, (iii) amounts contributed by the Company to tax-qualified defined contributions plans and non-tax qualified contribution plans and (iv) for Mr. Cortes, compensation relating to his separation from the Company. The following table provides additional details around these amounts:

Name	Corporate Aircraft(a)	Relocation / Housing(b)	Company Contributions(c)	Separation- Related Compensation(d)
Robert Gamgort	$32,293	$51,422	$17,100	—
Ozan Dokmecioglu	$254	—	$17,100	—
Mauricio Leyva	—	—	$17,100	—
Tony Milikin	—	—	$5,192	—
Fernando Cortes	—	—	$17,400	$3,936,154
Justin Whitmore	—	—	$11,279	—

(a)

For SEC purposes, the cost of personal use of a corporate aircraft is calculated based on the aggregate incremental cost to the Company. We calculated the aggregate incremental cost using estimated variable costs of operating the aircraft. Fixed costs which do not change based on usage, such as pilot salaries, depreciation of aircraft and cost of maintenance are excluded.

(b)	Due to the Company’s dual corporate headquarters in Massachusetts and Texas, the Company leases an apartment for Mr. Gamgort in Burlington, Massachusetts and pays for utilities for the apartment.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	31

  Compensation Discussion and Analysis

(c)	The amounts reported in the Company Contributions column represent our contributions to the tax-qualified defined contribution plans and non-tax qualified defined contribution plans.
(d)

As described under “Post-Termination Compensation” below, Mr. Cortes received severance benefits in the amount of $1,620,000, paid in the form of salary continuation, consistent with an involuntary termination in accordance with the Company’s Severance Pay Plan for Executives; $436,154 of this amount was paid in 2021. Mr. Cortes was also paid a $3,500,000 Leadership Integration Bonus in connection with his separation, as described further below on page 37.

(5)

Mr. Leyva was not a NEO in 2019, and Messrs. Milikin and Whitmore were not NEOs in 2019 or 2020. In accordance with the SEC disclosure requirements, their compensation disclosure is provided only for the year in which they were NEOs.

(6)	Reflects a cash sign-on bonus paid in March 2020 intended as an inducement to join the Company.

(7)

Mr. Cortes served as our Chief Supply Chain Officer from July 2018 to September 2021. Mr. Milikin began serving as our Chief Supply Chain Officer in September 2021 in connection with Mr. Cortes’s departure.

(8)	Reflects a cash sign-on bonus paid in March 2021 intended as an inducement to join the Company.

Grants of Plan-Based Awards

The following table sets forth information regarding equity plan awards and non-equity incentive plan awards by us to our NEOs in fiscal year 2021. For a discussion of the material terms of these awards, see “Compensation Discussion and Analysis” beginning on page 21.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Gamgort			—	2,250,000	5,625,000
	3/3/2021	(4)							153,495	4,297,860
Ozan Dokmecioglu			—	680,000	1,700,000
	3/3/2021	(4)							71,849	2,011,772
Mauricio Leyva			—	680,000	1,700,000
	3/3/2021	(4)							71,849	2,011,772
Tony Milikin			—	190,685	476,712
	9/14/2021	(5)							21,417	693,054
	9/14/2021	(6)							142,776	4,476,028
	9/14/2021	(7)							142,776	4,620,231
Fernando Cortes			—	351,123	877,808
	3/3/2021	(4)							48,988	1,371,664
	5/26/2021	(8)							54,735	1,799,139
Justin Whitmore			—	385,644	964,110
	3/3/2021	(4)							39,191	1,097,348
	3/3/2021	(9)							97,976	2,643,392
	3/3/2021	(10)							81,646	2,291,803

(1)

The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of annual cash incentive awards granted to our NEOs in fiscal year 2021 under the 2021 STIP, subject to the achievement of certain performance measures. The actual amount of the awards made to the NEOs and paid in cash is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents the number of shares subject to time-vesting RSU awards made in 2021.

(3)

The amounts reported in the Grant Date Fair Value of Stock and Option Awards column reflect the grant date fair value associated with awards of RSUs to each of the NEOs. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 11 “Stock-Based Compensation,” to our Consolidated Financial Statements, which are included in our 2021 Form 10-K. In accordance with ASC 718, the amounts reported in this column reflect that the RSUs do not accrue or otherwise participate in dividends prior to vesting.

(4)	Annual RSU awards that vest as follows: 60% on March 3, 2024, 20% on March 3, 2025 and the remaining 20% on March 3, 2026, subject to continued service with the Company on each vesting date.

(5)

Annual RSU award that vests as follows: 60% on September 14, 2024, 20% on September 14, 2025 and the remaining 20% on September 14, 2026, subject to continued service with the Company on each vesting date.

(6)

Elite Matching RSUs that vest as follows: 100% on September 14, 2026, subject to Mr. Milikin’s continued service with the Company on such date, certain stock ownership requirements and other vesting conditions.

32	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

(7)

Sign-on RSU award that vests as follows: 60% on September 14, 2024, 20% on September 14, 2025 and the remaining 20% on September 14, 2026, subject to Mr. Milikin’s continued service with the Company on each vesting date.

(8)

Elite Matching RSUs that vest as follows: 100% on May 26, 2026, subject to Mr. Cortes’s continued service with the Company on such date, certain stock ownership requirements and other vesting conditions. This award was forfeited upon Mr. Cortes’s separation with the Company in September 2021.

(9)

Elite Matching RSUs that vest as follows: 100% on March 3, 2026, subject to Mr. Whitmore’s continued service with the Company on such date, certain stock ownership requirements and other vesting conditions.

(10)

Sign-on RSU award that vests as follows: 25% on each of March 3, 2023, March 3, 2024, March 3, 2025 and March 3, 2026, subject to Mr. Whitmore’s continued service with the Company on each vesting date.

Outstanding Equity Awards

The following table sets forth information regarding exercisable and unexercisable stock options and vested and unvested equity awards held by each NEO as of December 31, 2021. All such awards relate to shares of our common stock.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#): Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($/ share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Robert Gamgort	7/2/2018	(2)						248,808	9,171,063
	7/2/2018	(2)						248,808	9,171,063
	3/4/2019	(2)						211,133	7,782,362
	3/12/2020	(3)						204,437	7,535,548
	12/7/2020	(4)						217,014	7,999,136
	12/7/2020	(5)						651,042	23,997,408
	3/3/2021	(3)						153,495	5,657,826
Ozan Dokmecioglu	8/24/2018	(6)						111,159	4,097,321
	3/4/2019	(2)						99,809	3,678,960
	3/12/2020	(3)						95,694	3,527,281
	9/15/2020	(7)						381,945	14,078,493
	3/3/2021	(3)						71,849	2,648,354
Mauricio Leyva	3/12/2020	(3)						95,694	3,527,281
	3/12/2020	(2)						217,486	8,016,534
	3/12/2020	(8)						652,458	24,049,602
	3/3/2021	(3)						71,849	2,648,354
Tony Milikin	9/14/2021	(3)						21,417	789,431
	9/14/2021	(2)						142,776	5,262,723
	9/14/2021	(3)						142,776	5,262,723
Fernando Cortes(9)	—		—	—	—	—	—	—	—
Justin Whitmore	3/3/2021	(3)						39,191	1,444,580
	3/3/2021	(2)						97,976	3,611,395
	3/3/2021	(7)						81,646	3,009,472

(1)

Market value is determined by multiplying the total number of shares or other rights awarded under an equity incentive plan that have not vested times $36.86, the closing price of a share of our common stock on Nasdaq on December 31, 2021.

(2)	Represents RSUs that vest on the fifth anniversary of the grant date.

(3)	Represents RSUs that vest 60% on the third anniversary of the grant date, 20% on the fourth anniversary of the grant date and 20% of the fifth anniversary of the grant date.

(4)	Represents RSUs that vest 33% on January 15, 2022, 33% on January 15, 2023 and 34% on January 15, 2024.

(5)	Represents performance-based RSUs that vest 33% on January 15, 2022, 33% on January 15, 2023 and 34% on January 15, 2024, subject to the achievement of certain performance conditions.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	33

  Compensation Discussion and Analysis

(6)	Represents RSUs that vest on March 24, 2023.

(7)	Represents RSUs that vest 25% on each of the second, third, fourth and fifth anniversaries of the grant date.

(8)	Represents RSUs that vest 40% on the second anniversary of the grant date and 60% of the fifth anniversary of the grant date.

(9)	Mr. Cortes’s equity awards were forfeited upon his separation from the Company, effective September 24, 2021.

Stock Awards Vested

The following table sets forth information regarding stock awards made to our NEOs that have vested during fiscal year 2021.

Name	Type of Grant (Option/ SAR/ Stock Award)	Date of Exercise or Vest	No. of Shares Acquired on Exercise or Vesting (#)	Exercise Price ($)	Market Price ($) (exercise date)	Value Realized on Exercise or Vesting ($)
Robert Gamgort	Stock Award	3/15/2021	3,470,393	—	33.58	116,535,797
Ozan Dokmecioglu	Stock Award	3/15/2021	1,561,678	—	33.58	52,441,147
Mauricio Leyva	—	—	—	—	—	—
Tony Milikin	—	—	—	—	—	—
Fernando Cortes	—	—	—	—	—	—
Justin Whitmore	—	—	—	—	—	—

Non-Qualified Deferred Compensation

Prior to the Merger, certain employees of DPS (“legacy DPS employees”) were eligible to participate in deferred compensation benefits programs, of which Mr. Cortes, as a named executive officer of DPS, was eligible. Messrs. Gamgort, Dokmecioglu, Leyva, Milikin and Whitmore were eligible to participate in a 401(k) plan only.

Qualified 401(k) Plan

In 2021 all of our NEOs were eligible for, and participated in, a 401(k) program which provided a 100% company match on the first 6% of employee contributions within certain statutory limitations under the Code.

The Supplemental Savings Plan (the “SSP”)

The SSP is a non-qualified deferred compensation plan sponsored by the Company for our employees, and is a non-tax qualified defined contribution plan. Prior to the Merger, the SSP was for legacy DPS employees who were actively enrolled in the legacy DPS 401(k) plan and whose deferrals under the STIP were limited by Code compensation limitations. Employees were eligible to elect to defer up to 75% of their base salary over the Code compensation limit to the SSP, and were matched 100% of the first 4% of base salary, on a per paycheck basis, that was contributed by these employees. Employees participating in the SSP are always fully vested in the amount they and the Company contribute to the plan. Participants self-direct the investment of their account balances among various mutual funds. This portion of the SSP was terminated as December 31, 2019.

Also as part of the SSP, we previously offered an enhanced defined contribution component (the “Non-qualified EDC”) on a non-tax qualified basis to the SSP plan account. The Non-qualified EDC provided a contribution equal to 3% of eligible compensation over statutory pay limits to individual accounts annually. The Non-qualified EDC contributions are 100% vested after three years of service with the Company or prior affiliates. This portion of the SSP was also terminated.

The SSP also offers our employees the opportunity to defer up to 100% of their annual bonus. Participants will make yearly elections on payout options of bonus deferrals under the plan. Vesting is immediate and the participant has multiple distribution options available during each annual enrollment period. Participants self-direct the investment of their account balances among various mutual funds.

The SSP is unfunded with respect to the Company’s obligation to pay any balances in the SSP. A participant’s rights to receive any payment from the SSP shall be no greater than the rights of an unsecured general creditor of the Company.

In 2021, there were no executives contributing to the SSP. Mr. Cortes had participated in prior years and information regarding the non-qualified deferred compensation under the SSP for Mr. Cortes in fiscal year 2021 is reflected in the table below:

Name	Executive Contributions In Last Fiscal Year	Registrant Contributions In Last Fiscal Year	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last Fiscal Year End
Fernando Cortes	—	—	$(5,701)	—	$311,935

34	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

Post-Termination Compensation

Employment Agreements with Mr. Gamgort and Mr. Dokmecioglu

Mr. Gamgort and Mr. Dokmecioglu each have an employment agreement with the Company. Mr. Gamgort’s agreement provides for an initial term that ended on May 2, 2021, with the term automatically extending for successive one-year periods unless either the Company or Mr. Gamgort gives notice to the other party not later than three months prior to any such automatic extension that it or he does not want the term to be so extended. Mr. Dokmecioglu’s agreement may be terminated with 90 days’ prior notice by either party. Each agreement includes non-competition and non-solicitation provisions, which provide that the executive will not, for a period of two years after termination of employment, (i) become engaged with companies that are in competition with us, including, but not limited to, a predetermined list of companies or (ii) solicit or attempt to entice away any of our employees or customers. The employment agreements for Mr. Gamgort and Mr. Dokmecioglu will be mutually terminated effective July 29, 2022 in connection with the Company’s CEO succession plan.

Termination without “Cause” or Termination for “Good Reason” Other Than in Connection with a Change of Control

The executive employment agreements of Mr. Gamgort and Mr. Dokmecioglu each provide that severance payments occur and salary and benefits continue if termination of employment occurs without “cause” or if the executive resigns for “good reason.”

In the event the Company terminates Mr. Gamgort’s employment “without cause” or he resigns for “good reason,” during the employment term, he is entitled to receive:

◾	any outstanding salary earned but not yet paid;

◾	the pro-rated cash incentive bonus payment for the year in which the termination occurs, paid based on actual performance and at the same time as the annual bonus is paid to other executives;

◾

a cash severance benefit equal to the product of two times the sum of Mr. Gamgort’s base salary and target annual cash incentive bonus for the year in which his termination of employment occurs. This severance benefit will be payable in 24 approximately equal monthly installments, except that if the severance benefit is payable due to a termination of employment occurring within 24 months following a Change of Control that constitutes a change in control under Section 409A of the Code, the severance benefit will be payable in a lump sum within 30 days of the date of such termination of employment; and

◾

payment by the Company of Mr. Gamgort’s cost to continue participation in the Company’s medical plans under COBRA until the earlier of (A) the expiration of Mr. Gamgort’s COBRA continuation period, (B) the last month during which the severance benefit is payable, and (C) such time as Mr. Gamgort is eligible to receive comparable welfare benefits from a subsequent employer.

In the event the Company terminates Mr. Dokmecioglu’s employment “without cause” or he resigns for “good reason”, he is entitled to receive:

◾	any outstanding salary earned but not yet paid;

◾	a pro-rated cash incentive bonus for the year in which the termination occurs, paid at actual performance and at the same time as the annual bonus is paid to other executives,

◾

a cash severance benefit equal to the product of two times the sum of Mr. Dokmecioglu’s base salary and target bonus for the year in which his termination of employment occurs. This severance benefit will be payable in 24 approximately equal monthly installments, except that, if the severance benefit is payable due to a termination of employment occurring within 24 months following a Change of Control that constitutes a change in control under Section 409A of the Code, the severance benefit will be payable in a lump sum within 30 days of the date of such termination of employment; and

◾

payment by the Company of Mr. Dokmecioglu’s cost to continue participation in the Company’s medical plans under COBRA until the earlier of (A) the expiration of Mr. Dokmecioglu’s COBRA continuation period, (B) the last month during which the severance benefit is payable and (C) such time as Mr. Dokmecioglu is eligible to receive comparable welfare benefits from a subsequent employer.

Termination Following a Change of Control

In the event the Company terminates Mr. Gamgort’s employment “without cause” or he resigns for “good reason” within 24 months following a Change of Control, he is entitled to receive:

◾

all of the benefits described above if his employment is terminated “without cause” or he resigns for “good reason,” except that if the termination occurs six months prior to or 24 months following a Change of Control the cash severance benefit will be equal to the product of three times the sum of Mr. Gamgort’s base salary and target annual cash incentive bonus for the year in which his termination of employment occurs; and

◾	all unvested RSUs (including Matching RSUs) shall become fully vested and payable, subject to Section 409A of the Code.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	35

  Compensation Discussion and Analysis

In the event the Company terminates Mr. Dokmecioglu’s employment “without cause” or he resigns for “good reason” within 12 months following a Change of Control, he is entitled to receive:

◾

all of the benefits described above if his employment is terminated “without cause” or he resigns for “good reason,” except that if the termination occurs six months prior to or 24 months following a Change of Control the cash severance benefit will be equal to the product of three times the sum of Mr. Dokmecioglu’s base salary and target annual cash incentive bonus for the year in which his termination of employment occurs; and

◾	all unvested RSUs (including Matching RSUs) shall become fully vested and payable, subject to Section 409A of the Code.

Under the executive employment agreements “cause” is defined as termination of the executive’s employment for his:

◾

intentional and continued failure substantially to perform his duties under the agreement (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination) which failure continues for more than 30 days after receipt by the executive of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause;

◾

any intentional act or omission by the executive constituting fraud or other serious malfeasance which in any such case is materially injurious to the financial condition of the Company or materially injurious to the business reputation of the Company or any of its affiliates;

◾

indictment for a felony or the substantial equivalent thereof under the laws of the United States, any state or political subdivision thereof or any other jurisdiction in which the Company conducts business; or

◾

material breach of the non-compete and non-solicit provisions of his agreement, which breach is not cured by the executive within 10 days following receipt of a written notice from the Company identifying in reasonable detail the actions, failure or omissions alleged to have constituted such breach.

Prior to a Change of Control (defined below), “good reason” means:

◾

the executive’s removal from, or the Company’s failure to reelect or reappoint him to, the position of chief executive officer of the Company for Mr. Gamgort, and chief financial officer of the Company for Mr. Dokmecioglu;

◾	the Company’s demand for relocation of the executive’s principal workplaces without his consent to a location more than 25 miles distant from their initial principal workplace location;

◾	a material breach by the Company of any of its obligations under the employment agreement; or

◾

a material diminution in (or elimination of) the executive’s titles, positions, duties or responsibilities, or the assignment to executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the positions specified above.

Following a Change of Control, “good reason” also means, in addition to the events described above, the failure of the Company to continue the executive’s participation in the STIP, LTIP and Elite (or any similar plan or successor to any such plan) on a basis that is commensurate with his position.

A “Change of Control” is defined in each of Mr. Gamgort’s and Mr. Dokmecioglu’s agreements to mean:

◾

any “person” or “group” other than JAB is or becomes the “beneficial owner”, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

◾

JAB enters into any joint venture, joint operating arrangement, partnership, standstill agreement or other arrangement similar to any of the foregoing with any other person or group, pursuant to which such person or group assumes effective operational or managerial control of the Company; or

◾

a plan or agreement is consummated providing (1) for a merger or consolidation of the Company, other than with a wholly-owned subsidiary, that would result in the voting securities of the Company outstanding immediately prior thereto no longer continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.

Equity Treatment Upon Other Termination Scenarios

Double-Trigger Equity Vesting Upon a Change of Control

In the event of a Change of Control, all outstanding RSUs and Matching RSUs, including those held by our NEOs, have double-trigger protection which means that no accelerated vesting of outstanding RSUs will occur unless both (1) a Change of Control occurs, and (2) the executive is terminated within 24 months (or, in the case of Mr. Dokmecioglu, within 12 months) of such Change of Control.

36	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

Death or Disability

In the event of an executive’s termination due to death or disability, all outstanding RSUs and Matching RSUs become fully vested and payable.

Retirement

In the event of an executive’s retirement (generally defined as attaining the age of 60 and completing 5 years of service), outstanding RSUs and Matching RSUs vest on a pro rata basis, except that any unvested “Reinvestment RSUs” that were granted to Messrs. Gamgort and Dokmecioglu in September and December of 2020 will be canceled and forfeited.

Severance Pay Plan for Executives

Messrs. Leyva, Milikin, and Whitmore are eligible for our Severance Pay Plan for Executives. In the event Messrs. Leyva’s, Milikin’s or Whitmore’s employment is involuntarily terminated, each of these NEOs is entitled to receive severance benefits under our Severance Pay Plan for executive employees (“Severance Pay Plan for Executives”), which benefits include:

◾	severance payments in the form of salary continuation equal to 1.5 times the NEO’s annual base salary plus target bonus over 18 months;

◾

a lump sum cash payment equal to the NEO’s annual cash incentive plan payment, pro-rated through the employment termination date and based on the actual performance targets achieved for the year in which such termination of employment occurred and payable when such awards are paid under the plan to all employees; and

◾	outplacement services.

Messrs. Leyva, Milikin and Whitmore would not be eligible for severance under the Severance Pay Plan if the NEO were terminated: (i) for cause, (ii) because of inadequate or unsatisfactory performance, (iii) as the result of misconduct (including mismanagement of a position of employment by action or inaction, neglect that jeopardizes the life or property of another, intentional wrongdoing or malfeasance, intentional violation of a law, or violation of a policy or rule adopted to ensure the orderly work and the safety of employees), (iv) for gross neglect in job performance, or (v) because the NEO’s position is eliminated and the NEO refuses to accept another position with generally comparable base salary and incentive compensation and that is located no more than 50 miles from the former office, or it does not cause a significant detrimental impact to the executives that commute. (These items are hereinafter referred to as “Disqualifying Conditions.”)

In exchange for accepting their long-term incentive awards, Messrs. Leyva, Milikin and Whitmore have each agreed to a non-compete agreement, which provides each will not, for a period of two years after termination of employment, (i) become engaged with companies that are in competition with us, including, but not limited to, a predetermined list of companies or (ii) solicit or attempt to entice away any of our employees or customers.

Separation and Release Agreement with Mr. Cortes

Mr. Cortes’s employment with the Company was terminated effective September 24, 2021. In accordance with the terms of the Severance Pay Plan for Executives, for which he was eligible, Mr. Cortes received benefits consistent with an involuntary termination (as described above). In addition, in recognition of his contributions to the Company and leadership of supply chain integration since the Merger, the RemCo approved a $3,500,000 Leadership Integration Bonus to Mr. Cortes. Mr. Cortes’s unvested equity awards were canceled and forfeited upon his separation from the Company. The following table reflects the payments provided to Mr. Cortes in connection with his separation from the Company.

Fernando Cortes

Compensation Element	Termination Without Cause or For Good Reason
Severance Payments (i.e., 1.5x base plus target bonus)	1,620,000
Lump Sum 2021 Bonus Payment (pro-rated)	287,921
Leadership Integration Bonus	3,500,000
Medical, Dental and Vision Benefits Continuation	—
Outplacement Services	—
Accelerated Equity Payments	—
TOTAL	5,407,921

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	37

  Compensation Discussion and Analysis

Tables of Potential Payments and Assumptions

The following tables outline the potential payments to Messrs. Gamgort, Dokmecioglu, Leyva, Milikin, Cortes and Whitmore upon the occurrence of various termination events, including “termination without cause” or “for good reason” or “termination due to death or disability” or “retirement,” The following tables also reflect potential payments related to change of control and subsequent qualified termination within a specified window for each NEO other than Mr. Cortes, whose separation-related compensation is set forth above.

The following assumptions apply with respect to the tables below and any termination of employment:

◾

the tables include estimates of amounts that would have been paid to NEOs in the event their employment had been terminated involuntarily without Disqualifying Conditions on December 31, 2021. The employment of these NEOs did not actually terminate on December 31, 2021, and as a result, the NEOs did not receive any of the amounts shown in the tables below. The actual amounts to be paid to a NEO in connection with a termination event can only be determined at the time of such termination event;

◾	the tables assume that the price of a share of our common stock is $36.86 per share, the closing market price per share on Nasdaq on December 31, 2021;

◾

each NEO is entitled to receive amounts earned during the term of his employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time and other employee benefits to which the NEO was entitled on the date of termination, and are not shown in the tables below; and

◾	no NEO has currently satisfied the conditions to meet the definition of retirement.

Robert Gamgort

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	7,500,000	11,250,000
Lump Sum 2021 Bonus Payment	—	1,845,000	1,845,000	1,845,000	1,845,000
Medical, Dental and Vision Benefits Continuation	—	—	—	58,069	58,069
Outplacement Services	—	—	—	—	—
Accelerated Equity Payments	—	71,314,406	71,314,406	—	71,314,406
TOTAL	—	73,159,406	73,159,406	9,403,069	84,467,475

Ozan Dokmecioglu

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	3,060,000	4,590,000
Lump Sum 2021 Bonus Payment	—	557,600	557,600	557,600	557,600
Medical, Dental and Vision Benefits Continuation	—	—	—	58,069	58,069
Outplacement Services	—	—	—	—	—
Accelerated Equity Payments	—	28,030,408	28,030,408	—	28,030,408
TOTAL	—	28,588,008	28,588,008	3,675,669	33,236,077

38	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

Mauricio Leyva

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	2,295,000	2,295,000
Lump Sum 2021 Bonus Payment	—	680,000	557,600	557,600	557,600
Medical, Dental and Vision Benefits Continuation	—	—	—	—	—
Outplacement Services	—	—	—	7,000	7,000
Accelerated Equity Payments	—	38,241,771	38,241,771	—	38,241,771
TOTAL	—	38,921,771	38,799,371	2,859,600	41,101,371

Tony Milikin

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	2,025,000	2,025,000
Lump Sum 2021 Bonus Payment	—	190,685	156,362	156,362	156,362
Medical, Dental and Vision Benefits Continuation	—	—	—	—	—
Outplacement Services	—	—	—	7,000	7,000
Accelerated Equity Payments	—	11,314,877	11,314,877	—	11,314,877
TOTAL	—	11,505,562	11,471,239	2,188,362	13,503,239

Justin Whitmore

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	1,552,500	1,552,500
Lump Sum 2021 Bonus Payment	—	385,644	316,228	316,228	316,228
Medical, Dental and Vision Benefits Continuation	—	—	—	—	—
Outplacement Services	—	—	—	7,000	7,000
Accelerated Equity Payments	—	8,065,447	8,065,447	—	8,065,447
TOTAL	—	8,451,091	8,381,675	1,875,728	9,941,175

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, we are providing disclosure regarding the ratio of the annual total compensation of our CEO, Mr. Gamgort, to that of our median employee.

As a multi-national organization, we have employees operating in several countries. Our objective is to provide competitive compensation commensurate with an employee’s position and geographic location, while also linking compensation to Company and individual performance.

To provide context for this disclosure, it is important to understand the scope of our operations. Approximately sixteen percent of our employees are located in Mexico where the cost of living is significantly below the United States. The compensation elements and pay levels of our employees can vary dramatically from country to country based on market trends, cost of living, and cost of labor. These factors, along with fluctuations in currency exchange rates, impact the median employee compensation and the resulting ratio.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	39

  Compensation Discussion and Analysis

For 2021, we identified our median employee by using total taxable wages (Form W-2 Box 1 or equivalent), our consistently applied compensation measure, for all individuals who were employed by us on December 31, 2021, excluding our CEO and employees who were on leave of absence for all of 2021. As permitted by the SEC under the de minimis exception, we excluded 213 of our employees located outside the United States, who represent less than 5% of our total employee population of 27,276 as follows: China (78), Hong Kong (8), Ireland (63), Malaysia (1), Singapore (44) and Switzerland (19). All employees in North America were included in our pay ratio calculation. We selected total taxable wages as our consistently applied compensation measure because this metric is applicable to and comparable across our entire employee population. To identify the compensation of our median employee, we determined the total compensation paid for each of our employees without applying any cost-of-living adjustments. For an employee paid in a currency other than U.S. dollars, we converted annual compensation into U.S. dollars using December 2021 exchange rates. Once we identified the median employee, we calculated the median employee’s compensation using the same methodology used to calculate the total annual compensation of our CEO. Based on this data and process, we determined that our median employee was a full-time employee who receives salary plus commission with annual total compensation in 2021 of $55,207.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table, $7,772,521. Therefore, the ratio of our CEO’s annual total compensation to the Median Employee’s annual total compensation in 2021 was 141 to 1.

The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions, but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes certain information related to our equity award plans as of December 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Initial Column) (#)
Equity Compensation Plans approved by security holders	7,886,027	$12.09	25,144,959	(2)
Equity Compensation Plans not approved by security holders(3)	22,768,573	—	2,768,595
Total	30,654,600	$12.09	27,913,554

(1)

As of December 31, 2021, there were options to purchase 193,572 shares of KDP common stock outstanding with a weighted average exercise price of $12.09 per share and weighted average remaining contractual term of 3.7 years. RSUs have no exercise price, thus reducing the weighted average exercise price presented above.

(2)	Represents awards authorized for future grants under the Omnibus Stock Incentive Plan of 2019.

(3)

In connection with the Merger, the Company assumed the Keurig Green Mountain, Inc. Long-Term Incentive Plan and the Keurig Green Mountain, Inc. Executive Ownership Plan, in each case effective August 11, 2016, and the RSUs outstanding thereunder and the authorized but unissued share pool with respect thereto (the “Keurig Award Pool”). The Company may grant awards to legacy-KGM employees and other employees of KDP who were not employed by DPS upon the closing of the Merger out of the Keurig Award Pool. The Keurig Green Mountain, Inc. Long-Term Incentive Plan was the legacy-equity plan of KGM pursuant to which legacy-KGM employees were granted their annual long-term equity incentive awards. The Keurig Green Mountain, Inc. Executive Ownership Plan was the legacy-investment program of KGM pursuant to which legacy-KGM employees participated in the Elite and Platinum investment programs.

40	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention, and oversight of the work of KDP’s independent registered public accounting firm. The Audit Committee is recommending ratification of its appointment of Deloitte & Touche LLP (“Deloitte”) as independent registered public accounting firm for fiscal year 2022. Deloitte has served as the independent registered public accounting firm of KDP since 2006 (including service for KDP’s predecessor DPS). The Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Although stockholder ratification of the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the appointment for fiscal year 2022. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during fiscal year 2022 if it is determined that such a change would be in the best interests of KDP and its stockholders.

A representative of Deloitte is expected to be present at the Annual Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

The Board unanimously recommends that KDP’s stockholders vote “FOR” the ratification of Deloitte & Touche LLP’s appointment as the Company’s independent registered public accounting firm

Independent Registered Public Accounting Firm’s Fees

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

(in thousands)	2021	2020
Audit Fees(1)	$5,578	$5,837
Audit-Related Fees	—	—
Tax Fees(2)	2,203	1,560
All Other Fees	2	2

Total Fees	$7,783	$7,399

(1)

These amounts represent fees of Deloitte for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, services rendered in connection with acquisitions and debt offerings and the services that an independent auditor would customarily provide in connection with statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, consents and assistance with review of documents filed with the SEC. Audit Fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require. For purposes of this schedule, fees billed from non-U.S. jurisdictions in the currencies of such jurisdictions have been converted to U.S. dollars as of the date of the approval of such fees.

(2)	These amounts represent fees of Deloitte for professional services primarily related to tax compliance, as well as tax planning and advice, in 2021 and 2020.

Under the Audit Committee charter, the Audit Committee has established pre-approval policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee in order to assure that the provision of such services does not impair the independence of the independent registered public accounting firm. The policy also provides that the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee, provided that the Chair reports any such pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee approved all audit and non-audit services provided in 2021 and 2020 in accordance with the Audit Committee’s policy and procedures. Additional information may be found in the Audit Committee Report that follows and Audit Committee charter available on the Company’s website at investors.keurigdrpepper.com/corporate-governance-guidelines.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	41

  Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm

Report of the Audit Committee

The Audit and Finance Committee (the “Audit Committee”) is composed of Mr. Singer (Chair), Mr. Call, Ms. Hickman and Ms. Patsley. All of the Audit Committee members are “independent,” as defined in the Nasdaq listing standards and the applicable rules of the Securities Exchange Act of 1934, as amended. Each of Mr. Singer, Mr. Call, Ms. Hickman and Ms. Patsley meet the definition of “audit committee financial expert,” as defined in SEC Regulation S-K.

The Audit Committee Charter sets forth the duties and responsibilities of the Audit Committee. The Audit Committee is primarily responsible for the oversight of the integrity of KDP’s financial reporting process and systems of internal controls (including the integrity of KDP’s financial statements and related disclosures), KDP’s compliance with legal and regulatory requirements, the independence, qualifications and performance of KDP’s independent auditors, KDP’s internal audit activities and KDP’s policies and practices with respect to risk assessment and risk management.

Management has primary responsibility for the preparation of the financial statements, the completeness and accuracy of financial reporting, the overall system of internal control over financial reporting and the performance of the internal audit function. The Audit Committee has reviewed and discussed with management KDP’s audited financial statements and management’s evaluation and assessment of the effectiveness of internal control over financial reporting.

The Audit Committee engaged Deloitte as our independent registered public accounting firm for fiscal year 2021, to be responsible for planning and conducting the audit of the financial statements and expressing an opinion on the fairness of the financial statements and their conformity with U.S. GAAP and for auditing of KDP’s internal control over financial reporting and expressing an opinion on its effectiveness.

The Audit Committee has reviewed and discussed with Deloitte, with and without management present, the financial statement audit, its evaluation of effectiveness of internal control over financial reporting, the overall quality of financial reporting and disclosure, the quality (and not just the acceptability) of the accounting principles utilized, the reasonableness of significant accounting judgments and estimates, the critical audit matters identified in Deloitte’s audit, and other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Accounting Standards (“PCAOB”) and the SEC. The Audit Committee has also discussed with KDP’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee has reviewed and received from Deloitte the written disclosures and the letter required by the applicable PCAOB requirements regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte the firm’s independence from KDP and management.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 24, 2022.

Submitted by the Audit and Finance Committee of the Board:
Robert Singer (Chair)
Paul S. Michaels
Pamela Patsley

42	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Ownership of Our Equity Securities

OWNERSHIP OF OUR EQUITY SECURITIES

The following table sets forth, as of April 14, 2022, the record date for the Annual Meeting, certain information with respect to the shares of our common stock beneficially owned by (i) stockholders known to us to own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, nominees and Named Executive Officers and (iii) all of our executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table below is Keurig Dr Pepper Inc., 53 South Avenue, Burlington, MA 01803, and each beneficial owner has sole voting power and investment power with respect to securities shown in the table.

Name	Amount Of Beneficial Ownership Of Common Stock	Percent Of Class
BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK
JAB BevCo B.V. (1)	472,909,049	33.3%
Mondelēz International Holdings LLC (2)	75,541,407	5.3%
DIRECTORS AND NOMINEES
Michael Call	—	—
Olivier Goudet (3)	2,772,256	*
Peter Harf (4)	2,869,055	*
Juliette Hickman	—	—
Paul S. Michaels (5)	193	*
Pamela Patsley	20,032	*
Lubomira Rochet	—	—
Debra Sandler	—	—
Robert Singer (6)	65,500	*
Justine Tan	—	—
Larry D. Young	767,220	*
NAMED EXECUTIVE OFFICERS
Fernando Cortes (7)	130,541	*
Ozan Dokmecioglu (8)	1,930,687	*
Robert Gamgort	4,528,186	*
Mauricio Leyva	291,846	*
Tony Milikin	—
Justin Whitmore	97,976
All Executive Officers and Directors as a Group (21 persons)	14,008,812	1.0%

*	Less than 1% of outstanding shares of common stock.

(1)

Based on information provided to KDP by the stockholder (which was formerly known as Maple Holdings B.V.), such stockholder has indicated that it beneficially owns 472,909,049 shares, and has shared voting and dispositive power with respect to 472,909,049 shares. Agnaten SE (“Agnaten”) and Lucresca SE (“Lucresca”), each of which is a company with its registered seat in Luxembourg, and JAB Holdings B.V., a Netherlands corporation, indirectly have voting and investment control over the shares held by such stockholder. JAB BevCo B.V. is a direct subsidiary of Acorn Holdings B.V. and an indirect subsidiary of Agnaten and Lucresca. Agnaten and Lucresca are each managed by Joachim Creus, Dr. Peter Harf, Dr. Stefan Reimann-Andersen, Martin Haas, Mathias Reimann-Andersen and Oliver Reimann, who with Olivier Goudet exercise voting and investment authority over the shares held by JAB BevCo B.V. Agnaten, Lucresca and JAB BevCo B.V. disclaim the existence of a “group” and disclaim beneficial ownership of these securities. The address of Agnaten and Lucresca is 4 Rue Jean Monnet, Luxembourg, L-2180, Luxembourg, and the address of JAB BevCo B.V. and JAB Holdings B.V. is Piet Heinkade 55, Amsterdam, 1019 GM, The Netherlands.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	43

  Ownership of Our Equity Securities

(2)

Based on a Schedule 13D/A filed by Mondelēz International, Inc. with the SEC on August 4, 2021. Mondelēz International Holdings LLC is an indirect wholly-owned subsidiary of Mondelēz International, Inc. Such stockholder has indicated that it beneficially owns 75,541,407 shares and has shared voting and dispositive power with respect to 75,541,407 shares. Mondelēz International Holdings LLC is an indirect wholly-owned subsidiary of Mondelēz. The address of such stockholder is 905 W. Fulton Market, Suite 200, Chicago, IL 60607.

(3)	1,623,879 shares are held by Platin Capital S.à r.l and 1,088,377 shares are held by Platin Holdings S.à r.l.

(4)	2,869,055 shares are held by HFS Holdings S.à r.l.

(5)	114 shares are owned by the Paul S. Michaels 1994 Trust. 79 shares are owned by Arthur Street LLC.

(6)	24,999 shares are owned by the Robert Singer 2005 Insurance Trust.

(7)	Based on information available to us as of September 24, 2021, the date on which Mr. Cortes’s employment with the Company was terminated.

(8)

The shares beneficially owned by Mr. Dokmecioglu are pledged to Morgan Stanley Private Bank, National Association, as the lending bank, by Mr. Dokmecioglu as security for margin loans and held by Morgan Stanley Private Bank for the benefit of Mr. Dokmecioglu. Morgan Stanley Private Bank is an affiliate of Morgan Stanley Smith Barney LLC, the record holder of the shares. Morgan Stanley Private Bank is a wholly owned subsidiary of the parent holding company, Morgan Stanley. Morgan Stanley and Morgan Stanley Smith Barney LLC may be deemed to beneficially own these shares. The address of this beneficial owner is 2000 Westchester Avenue, Purchase, NY 10577. The address of Morgan Stanley and Morgan Stanley Smith Barney LLC is 1585 Broadway, New York, NY 10036.

44	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Other Matters

OTHER MATTERS

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A:

You are receiving this Proxy Statement because you are a record holder or beneficially own shares of KDP common stock that entitle you to vote at the 2022 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies to ensure that all of our stockholders can vote at the meeting, even if they cannot attend in person.

Q:	WHAT ITEMS OF BUSINESS WILL BE VOTED ON AT THE ANNUAL MEETING?

A:

At the Annual Meeting, you will be asked to vote on three proposals: (1) to elect 11 directors to serve until the 2023 Annual Meeting of Stockholders; (2) to approve the advisory resolution regarding KDP’s executive compensation; and (3) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. We also will consider any other business that properly comes before the Annual Meeting.

Q:	WHEN AND WHERE IS THE ANNUAL MEETING?

A:	The Annual Meeting will be held virtually on June 9, 2022, at 10:00 a.m., Eastern Time, or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders.

Q:	HOW DO I ATTEND THE ANNUAL MEETING VIRTUALLY?

A:

We will host the 2022 Annual Meeting live online. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/KDP2022. The webcast will start at 10:00 a.m. Eastern Time. Stockholders may vote and submit questions while attending the Annual Meeting online. Pertinent questions will be answered during the meeting, subject to time constraints. Questions and answers may be grouped by topic, and substantially similar questions may be grouped and answered once. You will need the control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials) in order to be able to attend the Annual Meeting. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your shares if you have questions about obtaining your control number. Instructions on how to attend and participate online are posted at www.virtualshareholdermeeting.com/KDP2022. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process.

If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Meeting log-in page.

Q:	WHY IS THE ANNUAL MEETING BEING HELD VIRTUALLY?

A:

Our Annual Meeting will be a virtual meeting of stockholders conducted via live webcast. By conducting our Annual Meeting solely online, we eliminate many of the costs associated with a physical meeting. In addition, we believe that hosting a virtual meeting facilitates stockholder attendance and participation by enabling stockholders to participate from any location around the world and improves our ability to communicate more effectively with our stockholders during the meeting. We have designed the virtual meeting to provide the same rights to participate as you would have at an in-person meeting, including providing opportunities to submit questions during the meeting.

Q:	HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A:

The Board unanimously recommends that you vote FOR each director nominee in Proposal 1, FOR the advisory resolution regarding KDP’s executive compensation in Proposal 2, and FOR ratification of Deloitte & Touche LLP’s appointment as independent auditor in Proposal 3.

Q:	WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

A:	The following votes will be required to adopt each proposal:

Proposal 1: A nominee for director will be elected if the votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee.

Proposal 2: The proposal will be approved if votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	45

  Other Matters

Proposal 3: The proposal will be approved if votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal.

For each proposal, a broker non-vote (as described below) or an abstention will not be counted as having been voted on the applicable proposal, and therefore will have no effect on the vote, assuming a quorum is present.

Q:	WHO CAN VOTE AT THE ANNUAL MEETING?

A:

The Board has fixed the close of business on April 14, 2022, as the record date for the Annual Meeting. This means that you are entitled to vote if you were a stockholder of record at the close of business on April 14, 2022.

On that date, we had 1,418,500,384 shares of common stock, par value $0.01 per share, issued and outstanding. A holder of shares of our common stock is entitled to one vote for each share of our common stock on all matters properly brought before the Annual Meeting.

Q:	HOW CAN I VOTE MY SHARES AT THE ANNUAL MEETING?

A:

Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting and vote your shares online by visiting www.virtualshareholdermeeting.com/KDP2022. You will need your control number included on your Notice of Internet Availability or proxy card in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

Q:	HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE VIRTUAL ANNUAL MEETING?

A:

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted by proxy without attending the virtual Annual Meeting. There are three ways to vote by proxy:

•

By Internet — Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction form.

•

By Telephone — Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Stockholders who are beneficial owners of their shares, but not stockholders of record, living in the United States or Canada and who have received a voting instruction form by mail may vote by phone by calling the number specified on the voting instruction form provided by their broker, trustee or nominee. Those stockholders should check the voting instruction form for telephone voting availability.

•

By Mail — Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

Telephone and Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 8, 2022. Votes cast by mail must be received in sufficient time to allow processing. Votes received by mail prior to the day of the Annual Meeting will be processed, but votes received the day of the Annual Meeting may not be processed depending on the time received. Shares represented by duly executed proxies in the accompanying proxy card or voting instruction form will be voted in accordance with the instructions indicated on such proxies or voting instruction forms and, if no such instructions are indicated thereon, will be voted (i) FOR each director nominee listed in the election proposal, (ii) FOR the approval of the advisory resolution to approve KDP’s executive compensation, and (iii) FOR the ratification of Deloitte & Touche LLP’s appointment as the Company’s independent auditor.

Q:	WHAT IF I WANT TO CHANGE MY VOTE?

A:	At any time prior to the completion of voting at the Annual Meeting, you may change your vote either by:

•	giving written notice to our Corporate Secretary revoking your proxy;

•	by submitting a later-dated proxy by telephone or electronically before 11:59 p.m. Eastern Time on June 8, 2022;

•	by a later-dated mailed proxy received before the close of business on June 8, 2022; or

•	by voting online at the Annual Meeting.

46	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Other Matters

Q:	HOW MANY SHARES MUST BE PRESENT OR REPRESENTED TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

A:

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the bank, broker or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner.

Q:	WHAT IF I AM A BENEFICIAL OWNER AND I DO NOT GIVE MY NOMINEE VOTING INSTRUCTIONS?

A:

If your shares are held by a broker, trustee or other nominee on your behalf and you do not instruct the broker, trustee or other nominee as to how to vote these shares on Proposal 1 or Proposal 2, the broker, trustee or other nominee may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal and therefore will have no effect on the vote, assuming a quorum is present. Please instruct your broker, trustee or other nominee so your vote can be counted. With respect to Proposal 3, the broker, trustee or other nominee may exercise its discretion to vote for or against that proposal in the absence of your instruction.

Q:	HOW IS KDP DISTRIBUTING PROXY MATERIALS?

A:

We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery. On or about April 29, 2022, we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability containing instructions on how to access the proxy materials via the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access the proxy materials and vote by going to a secure website.

If you received the Notice of Internet Availability by mail and would like to receive paper copies of the proxy materials in the mail on a one-time or ongoing basis, follow the instructions in the Notice of Internet Availability for making this request. If you would like to receive an electronic copy of the proxy materials by email on a one-time or ongoing basis, follow the instructions in the Notice of Internet Availability for making this request.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS?

A:

You may receive more than one copy of the proxy materials, including multiple paper copies of this Proxy Statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. If you hold your shares through a broker, trustee or another nominee, rather than owning shares registered directly in your name, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Your intermediary will forward the proxy materials to you with a voting instruction form or provide electronic access to the materials and to voting facilities. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction form that you receive.

Q:	WHO WILL PAY FOR THIS SOLICITATION?

A:

The cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy card and the cost of soliciting proxies related to the Annual Meeting will be borne by us. We will request brokers, trustees or other nominees to solicit their customers who are beneficial owners of shares of common stock listed of record in the name of the broker, trustee or other nominee and will reimburse such brokers, trustees or other nominees for their reasonable out-of-pocket expenses for such solicitation.

Q:	WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

A:

Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Keurig Dr Pepper Inc.	2022 PROXY STATEMENT	47

  Other Matters

Q:	I LIVE WITH OTHER KDP STOCKHOLDERS. WHY DID WE ONLY RECEIVE ONE COPY OF PROXY MATERIALS?

A:

If you have consented to the delivery of only one set of proxy materials, as applicable, to multiple KDP stockholders who share your address, then only one set of proxy materials will be delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will promptly deliver, upon oral or written request, a separate set of proxy materials to any stockholder at your address. If, now or in the future, you wish to receive a separate set of proxy materials, as applicable, you may contact in writing Broadridge Financial Solutions, Inc. Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or call 1-866-540-7095. We will promptly deliver a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy was delivered, if requested. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee. Stockholders sharing an address who now receive multiple sets of proxy materials may request delivery of a single copy by calling Broadridge at the above number or writing to Broadridge at the above address.

Q:	HOW DO I PRESENT A PROPOSAL OR NOMINATE A CANDIDATE FOR THE BOARD OF DIRECTORS FOR THE 2023 ANNUAL MEETING?

A:

If any of our stockholders intends to present a proposal for consideration at the 2023 Annual Meeting of Stockholders, including the nomination of directors, without inclusion of such proposal in the proxy statement and form of proxy, such stockholder must provide notice to us of such proposal.

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 30, 2022, in order to be eligible for inclusion in the proxy statement and form of proxy distributed by the Board with respect to the 2023 Annual Meeting. With respect to any notice of a proposal that a stockholder intends to present for consideration at the 2023 Annual Meeting, without inclusion of such proposal in the proxy statement and form of proxy, including director nominations, in accordance with Article II, Section 6(c) or 7(b) of our By-Laws, as applicable, stockholder proposals will need to be received by us not sooner than February 9, 2023, but not later than March 11, 2023, in order to be presented at the 2023 Annual Meeting. Stockholder proposals must be sent to our principal executive offices, 6425 Hall of Fame Lane, Frisco, TX 75034, Attention: Corporate Secretary. To be in proper written form, a stockholder’s notice to the Company of a director nomination must include the information set forth in Section 6(d) of our By-Laws.

48	2022 PROXY STATEMENT	Keurig Dr Pepper Inc.

53 South Avenue, Burlington, MA 01803
6425 Hall of Fame Lane, Frisco, TX 75034
keurigdrpepper.com

KEURIG DR PEPPER INC.

53 SOUTH AVE.

BURLINGTON, MA 01803

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/08/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/08/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR
the following:

1.	Election of Directors

	Nominees	For	Against	Abstain

1A	Robert Gamgort	☐	☐	☐

1B	Michael Call	☐	☐	☐

1C	Olivier Goudet	☐	☐	☐

1D	Peter Harf	☐	☐	☐

1E	Juliette Hickman	☐	☐	☐

1F	Paul S. Michaels	☐	☐	☐

1G	Pamela H. Patsley	☐	☐	☐

1H	Lubomira Rochet	☐	☐	☐

1I	Debra Sandler	☐	☐	☐

1J	Robert Singer	☐	☐	☐

1K	Larry D. Young	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	To approve an advisory resolution regarding Keurig Dr Pepper Inc.’s executive compensation.	☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as Keurig Dr Pepper Inc.’s independent registered public accounting firm for fiscal year 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the annual meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000565291_1     R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

KEURIG DR PEPPER INC.

Annual Meeting of Stockholders

June 9, 2022 10:00 AM ET

This proxy is solicited by the Board of Directors

www.virtualshareholdermeeting.com/KDP2022

The stockholder(s) hereby appoint(s) Robert Gamgort, Anthony Shoemaker, and Mark Jackson, or any of them, as proxy holders, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Keurig Dr Pepper Inc. that the stockholder(s) is/are entitled to vote at the virtual Annual Meeting of Stockholders to be held live online at 10:00 a.m., ET, on Thursday, June 9, 2022, or any postponement or adjournment thereof. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the virtual Annual Meeting of Stockholders or any postponement or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

IMPORTANT: CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

0000565291_2     R1.0.0.24